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EXHIBIT 10.1A

HENRY COMPANY

KIMBERTON ENTERPRISES, INC.

SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT
Dated: August   , 2001
$35,000,000

FLEET CAPITAL CORPORATION
Individually and as Agent for any Lender which is
or becomes a Party hereto

–i–

7.4	Survival of Representations and Warranties	27
Section 8.	COVENANTS AND CONTINUING AGREEMENTS	28
8.1	Affirmative Covenants	28
8.2	Negative Covenants	30
8.3	Specific Financial Covenants	35
8.4	Covenants of Shareholders	35
Section 9.	CONDITIONS PRECEDENT	36
9.1	Documentation	36
9.2	No Default	36
9.3	Other Conditions	36
9.4	Availability	36
9.5	No Litigation	36
9.6	Material Adverse Effect	37
9.7	Capital Structure	37
9.8	Insurance	37
9.9	Opinions of Counsel	37
9.10	Cash Management	37
9.11	Verification of Key Accounts	37
9.12	Due Diligence	37
9.13	Waivers	37
9.14	Additional Information	37
9.15	No Increased Liability	38
9.16	Other Agreements	38
Section 10.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	40
10.1	Events of Default	40
10.2	Acceleration of the Obligations	42
10.3	Other Remedies	42
10.4	Set Off and Sharing of Payments	43
10.5	Remedies Cumulative; No Waiver	44
Section 11.	THE AGENT	45
11.1	Authorization and Action	45
11.2	Agent's Reliance, Etc	45
11.3	Fleet and Affiliates	46
11.4	Lender Credit Decision	46
11.5	Indemnification	46
11.6	Rights and Remedies to be Exercised by Agent Only	47
11.7	Agency Provisions Relating to Collateral	47
11.8	Agent's Right to Purchase Commitments	47
11.9	Right of Sale, Assignment, Participations	47
11.10	Amendment	49
11.11	Resignation of Agent; Appointment of Successor	49
Section 12.	MISCELLANEOUS	50
12.1	Power of Attorney	50
12.2	Indemnity	50
12.3	Sale of Interest	51
12.4	Severability	51
12.5	Successors and Assigns	51
12.6	Cumulative Effect; Conflict of Terms	51
12.7	Execution in Counterparts	51
12.8	Notice	51

–ii–

12.9	Consent	52
12.10	Credit Inquiries	52
12.11	Time of Essence	52
12.12	Entire Agreement	52
12.13	Interpretation	53
12.14	Confidentiality	53
12.15	GOVERNING LAW; CONSENT TO FORUM	53
12.16	WAIVERS BY BORROWERS	54
12.17	Revival and Reinstatement of Obligations	54

–iii–

SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT

    THIS SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT (this "Agreement") is made as of this       day of August, 2001, by and among FLEET CAPITAL CORPORATION ("Fleet"), a Rhode Island corporation with an office at 15620 Ventura Blvd., Suite 400, Sherman Oaks, California, individually as a Lender and as Agent (in such capacity, "Agent") for itself, LASALLE BUSINESS CREDIT, INC., a Delaware corporation ("LaSalle") and any other financial institution which is or becomes a party hereto (each such financial institution, including Fleet and LaSalle, is referred to hereinafter individually as a "Lender" and collectively as "Lenders"), LENDERS and HENRY COMPANY (successor-in-interest to Monsey Products, Co. and Monsey Products of America LLC), a California corporation ("Henry"), with its chief executive office at 2911 Slauson Ave., Huntington Park, California, and KIMBERTON ENTERPRISES, INC., a Delaware corporation ("Kimberton"), with its chief executive office at 2911 Slauson Avenue, Huntington Park, California; (Henry, together with Kimberton, are referred to hereinafter each individually as a "Borrower" and collectively, jointly and severally, as "Borrowers"). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied.

SECTION 1. CREDIT FACILITY

    WHEREAS, Borrowers and Bank of America, N.A. as successor-in-interest to Nationsbank, N.A. (the "Original Lender") are party to that certain Amended and Restated Financing and Security Agreement dated as of April 22, 1998 (the "New Bank Credit Facility");

    WHEREAS, Borrowers and the Original Lender have agreed to restructure the New Bank Credit Facility;

    WHEREAS, in connection with the restructure of the New Bank Credit Facility the Original Lender has assigned all of its right, title and interest in and to the New Bank Credit Facility to Lenders;

    WHEREAS, to effectuate the restructuring the parties desire to amend and restate the New Bank Credit Facility in its entirety on the terms and conditions set forth herein;

    WHEREAS, subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders shall continue to provide a Total Credit Facility of up to $35,000,000 available upon Borrower's request therefor, as follows:

1.1  Loans.

    1.1.1  Revolving Credit Loans.  Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrowers in the manner set forth in subsection 3.1.1 hereof, up to a maximum amount equal to the lesser of (i) such Lender's Revolving Loan Commitment less the total amount of such Lender's Revolving Credit Loans then outstanding and (ii) the product of such Lender's Revolving Loan Percentage and Availability. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate in its reasonable credit judgment, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this subsection 1.1.1 with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of Borrowers' business; (ii) shrinkage, spoilage and obsolescence of Borrowers' Inventory; (iii) slow moving Inventory; (iv) other sums chargeable (but not yet charged) against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement; and (v) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment determines reserves should be established from time to time hereunder. As of the date hereof, Agent has established the Note Payment Reserve, the Test Count Variance Reserve and the Warranty Reserve against Availability and a reserve for Account dilution as determined in Agent's sole discretion. The Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Notes and shall be secured by all of the Collateral.

    1.1.2  Overadvances.  Agent may for a period of 60 days, make Revolving Credit Loans of not more than $1,250,000, on behalf of Lenders, at a time when an Overadvance exists or would be caused by the making of such Revolving Credit Loans; provided, however, that such Overadvance is approved by the Majority Lenders. After the expiration of such 60 day period, no such Overadvance shall cause or constitute a waiver by any Lender of its right to refuse to make any further Revolving Credit Loans at any time that an Overadvance exists or would result therefrom. Agent may not (i) make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender's share of the Revolving Credit Loans to exceed such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the LC Amount; (ii) make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 at any time within 30 days of the date on which any such Revolving Credit Loans pursuant to this subsection 1.1.2 have previously been made; (iii) make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 at any time if such Loans would cause Revolving Credit Loans under this subsection 1.1.2 to be outstanding for more than 90 days out of any 180 consecutive days; or (iv) make Revolving Credit Loans after the end of the Term.

    1.1.3  Use of Proceeds.  The Revolving Credit Loans shall be used solely for (i) the refinancing and restructuring of Indebtedness owed to Original Lender, (ii) for Borrowers' general operating and working capital needs in a manner consistent with the provisions of this Agreement and all applicable laws, and (iii) for other purposes permitted under this Agreement.

1.2  Letters of Credit; LC Guaranties.

    Agent agrees, for so long as no Default or Event of Default exists and if requested by Borrowers, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by Borrowers, Letters of Credit for the account of Borrowers or (ii) execute LC Guaranties by which Bank, or another Affiliate of Lender, on the date requested by Borrowers, shall guaranty the payment or performance by Borrowers of their reimbursement obligations with respect to letters of credit, provided that the LC Amount shall not exceed $2,000,000 at any time. No trade Letter of Credit or LC Guaranty of a trade letter of credit may have an expiration date that is more than 180 days after the date of issuance thereof; and no standby Letter of Credit or LC Guaranty of a standby letter of credit may have an expiration date that is more than one (1) year from the date of issuance thereof, which expiration date may be extended for additional periods of up to one (1) year, subject to the immediately following sentence. No Letter of Credit or LC Guaranty may have an expiration date that is after 30 days prior to the last day of the Term. Notwithstanding anything to the contrary contained herein, Borrowers, Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Portions, which Borrowers hereby acknowledge are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Portions. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage.

1.3  Capex Loans.

    1.3.1  Capex Loan A.  Each Lender, severally and not jointly, agrees to make a capital expenditure loan (the "Capex Loan A") to Borrowers on the Closing Date, in the aggregate principal amount of such Lender's Capex Loan A Percentage of $3,500,000, which shall be repayable in accordance with the terms of the Capex Loan A Notes and shall be secured by all of the Collateral. The proceeds of Capex Loan A shall be used solely for purposes specified in Section 1.1.3.

    1.3.2  Capex Loan B.  Each Lender, severally and not jointly, upon ten (10) Business Days' prior written notice to Agent by Borrowers specifying the date, amount and purpose and for so long as no Default or Event of Default exists, agrees to make capital expenditure loans (collectively, the "Capex Loan B") to Borrowers, in the aggregate principal amount of the product of such Lender's Capex Loan B Percentage and the lesser of (i) $1,500,000 or (ii) an amount equal to thirty-five percent (35%) of the appraised value acceptable to Agent (less any environmental remediation costs) of the real Property owned by Borrowers; provided, that (a) all additional environmental reviews reasonably requested by Agent have been conducted with respect to such real Property, and the scope and results of such reviews are acceptable to Lenders in their sole discretion, (b) Agent has, for the ratable benefit of Lenders, a first-priority lien on such real Property and (c) the real Property is otherwise acceptable to Lenders in their sole discretion. Any real Property with remediation costs in excess of twenty percent (20%) of its appraised value shall be deemed ineligible for purposes of Capex Loan B. Capex Loan B shall be repayable in accordance with the terms of the Capex Loan B Notes and shall be secured by all of the Collateral. The proceeds of Capex Loan B shall be used solely for purposes specified in Section 1.1.3.

    1.3.3  Capex Loan C.  Each Lender, severally and not jointly, may, in its sole and absolute discretion and upon ten (10) Business Days' prior written notice to Agent by Borrowers specifying the date, the amount, the purpose and a detailing listing of the Eligible Production Equipment to be purchased and for so long as no Default or Event of Default exists, make capital expenditure loans (collectively the "Capex Loan C") to Borrowers in the aggregate principal amount of the product of such Lender's Capex Loan C Percentage multiplied by an amount equal to seventy-five percent (75%) of the invoice price (net of all taxes, license and installation expense, transportation and shipping expenses, discounts, rebates or other credits) of Eligible Production Equipment; provided that (i) no further amounts are then available to be borrowed under the Capex Loan A and Capex Loan B, (ii) the Majority Lenders consent in writing to such borrowing, (iii) the proceeds of Capex Loan C borrowings are used only to purchase Eligible Production Equipment, (iv) the Capex Loan C borrowings shall not exceed $5,000,000 in the aggregate at any time, and (v) the Eligible Production Equipment shall be located at real Property owned by Borrowers or at premises leased by Borrowers and Agent has received a landlord waiver in form and substance acceptable to Agent for such leased premises and Agent shall have the right to inspect the Eligible Production Equipment at any time. All Capex Loan C borrowings shall be equal to at least $250,000 and in integral multiples of $50,000. Capex Loan C shall be repayable in accordance with the terms of the Capex Loan C Notes and shall be secured by all of the Collateral.

    1.3.4  Amounts Borrowed.  Amounts borrowed under the Capex Loans and repaid may not be reborrowed.

SECTION 2. INTEREST, FEES AND CHARGES

2.1  Interest.

    2.1.1  Rates of Interest.  Interest shall accrue on the Base Rate Revolving Portion and the Base Rate Capex Portions outstanding at the end of each day at a fluctuating rate per annum equal to then Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrowers properly exercise their LIBOR Option as provided in Section 2.3, interest shall accrue on the principal amount of the LIBOR Revolving Portions and the LIBOR Capex Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR Rate applicable to each LIBOR Portion for the corresponding LIBOR Period.

    2.1.2  Default Rate of Interest.  At the option of Agent, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the "Default Rate").

    2.1.3  Maximum Interest.  In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto.

2.2  Computation of Interest and Fees.

    Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days.

2.3  LIBOR Option.

    (i)    Upon the conditions that: (1) Agent shall have received a LIBOR Request from Borrowers at least 3 Business Days prior to the first day of the LIBOR Period requested, (2) the proposed borrowing shall be no less than $500,000 and in integral multiples of $100,000, (3) there shall have occurred no change in applicable law which would make it unlawful for Lenders to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market, (4) as of the date of the LIBOR Request and the first day of the LIBOR Period, there shall exist no Default or Event of Default, (5) Agent is able to determine the LIBOR Rate in respect of the requested LIBOR Period, (6) Agent or Agent's affiliate is able to obtain deposits of U.S. dollars in the London interbank foreign currency deposits market in the applicable amounts and for the requested LIBOR Period, and (7) as of the first date of the LIBOR Period, there are no more than five (5) outstanding LIBOR Portions including the LIBOR Portion being requested; then interest on the LIBOR Portion requested during the LIBOR Period requested will be based on the applicable LIBOR Rate.

    (ii)   Each LIBOR Request shall be irrevocable and binding on Borrower. Borrowers shall indemnify each Lender for any loss, penalty or expense incurred by such Lender due to failure on the part of Borrowers to fulfill, on or before the date specified in any LIBOR Request, the applicable conditions set forth in this Agreement or due to the prepayment of the applicable LIBOR Portion prior to the last day of the applicable LIBOR Period, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain the requested LIBOR Portion.

    (iii)   If any Legal Requirement shall (1) make it unlawful for any Lender to fund through the purchase of U.S. dollar deposits any LIBOR Portion or otherwise give effect to its obligations as contemplated under this Section 2.3, or (2) shall impose on any Lender any costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of any Lender which includes deposits by reference to which the LIBOR Rate is determined as provided herein or a category of extensions of credit or other assets of any Lender which includes any LIBOR Portion or (3) shall impose on any Lender any restrictions (not already taken into account under Statutory Reserves) on the amount of such a category of liabilities or assets which any Lender may hold, then, in each such case, each affected Lender may (A) in the case of (1) and (3) above, by written notice thereof to Borrowers, describing the Legal Requirement in reasonable detail, terminate such Lender's obligation to make Loans available to Borrowers under the LIBOR Option and (B) in the case of (2) above by written notice thereof to Borrowers, describing the Legal Requirements in reasonable detail, require Borrowers to pay such Lender such additional amount or amounts as will compensate such Lender for such additional costs which are properly allocable to the applicable LIBOR Portion. Any LIBOR Portion subject thereto shall immediately bear interest thereafter at the rate and in the manner provided for the Base Rate Portion pursuant to subsection 2.1.1. Borrowers shall indemnify each Lender against any loss, penalty or expense incurred by such Lender due to liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Portion that is terminated under this paragraph.

    (iv)   Each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Portions free and clear of, and without deduction for, any Taxes. If (1) any Lender shall be subject to any Tax in respect of any LIBOR Portion or any part thereof or, (2) Borrowers shall be required to withhold or deduct any Tax from any such amount, such Lender shall provide written notice to Borrowers and Agent of the fact that it is subject to such Tax or the withholding or deduction requirements and the LIBOR Rate applicable to such LIBOR Portion shall be adjusted by Agent on behalf of the affected Lender to reflect all additional costs incurred by such Lender in connection with the payment by such Lender or the withholding by Borrowers of such Tax and Borrowers shall provide such Lender with a statement detailing the amount of any such Tax actually paid by such Borrowers. Determination by Agent on behalf of a Lender of the amount of such costs shall, in the absence of manifest error, be conclusive. If after any such adjustment any part of any Tax paid by any Lender is subsequently recovered by such Lender, such Lender shall reimburse Borrower to the extent of the amount so recovered. A certificate of an officer of any Lender setting forth the amount of such recovery and the basis therefor shall, in the absence of manifest error, be conclusive. In no event shall Borrowers be required to pay or reimburse Lenders under this subsection 2.3(iv) amounts which are duplicative of amounts paid or reimbursed by Borrowers to Lenders under subsection 2.3(iii).

    (v)   In the event LIBOR Portions are unavailable to Borrowers for any of the reasons set forth in Section 2.3(iii) and such reason is not generally applicable to financial institutions or in the event Agent or any Lender is subject to any Tax in respect of any LIBOR Portion and such Tax is not generally applicable to financial institutions, Borrowers may prepay the Loans in full without paying the prepayment fee specified in Section 2.7; provided that (1) Agent receives an amount equal to all Obligations (other than the fee set forth in Section 2.7) in cash on or before the ninetieth (90th) day following Agent's notice under Section 2.3(iii) or 2.3 (iv), (2) the bank or financial institution refinancing the Loans is not affected by the reasons set forth in Section 2.3(iii) or any Tax in respect of any LIBOR loans and (3) no Default or Event of Default has occurred or is continuing.

2.4  Closing Fee.

    Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee equal to $175,000 (the "Closing Fee"). Fifty-percent (50%) ($87,500) of the Closing Fee was paid by Borrowers on June 22, 2001; the remaining $87,500 shall be payable by Borrowers on the Closing Date. The Closing Fee shall be fully earned and non-refundable on the date of the execution of the Commitment Letter.

2.5  Letter of Credit and LC Guaranty Fees.

    For all standby Letters of Credits and LC Guaranties for standby Letters of Credit, Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee equal to the Applicable Margin then in effect for LIBOR Portions per annum multiplied by the aggregate face amount of all such standby

Letters of Credit and LC Guaranties for standby Letters of Credit outstanding from time to time during the term of this Agreement, which fees shall be payable monthly in arrears on the first day of each month hereafter. For all documentary Letters of Credits and LC Guaranties for documentary Letters of Credits, Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee equal to two percent (2%) per annum multiplied by the aggregate face amount of all such documentary Letters of Credit and LC Guaranties for documentary Letters of Credits which fees shall be payable monthly in arrears on the first day of each month hereafter plus all normal and customary charges associated with the issuance of such documentary Letters of Credit and LC Guaranties for documentary Letters of Credit, which fees and charges shall be as set forth on Exhibit 2.5 and shall be deemed fully earned and shall be due and payable upon issuance of each such Letter of Credit or LC Guaranty and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. In addition, Borrower shall pay to Agent a fronting fee equal to .25% per annum multiplied by the face amount of all Letters of Credit and LC Guaranties payable upon issuance.

2.6  Unused Line Fee.

    Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the "Unused Line Fee") equal to .25% per annum multiplied by the average daily amount by which (a) the Revolving Credit Maximum Amount exceeds (b) the sum of (i) the outstanding principal balance of the Revolving Credit Loans, plus (ii) the LC Amount. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.

2.7  Prepayment Fee.

    Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee in the event that prior to the second anniversary of the Closing Date, Borrowers elect to repay the Loans in full and terminate all Revolving Loan Commitments. Such fee shall be payable upon repayment of the Loans and shall be in an amount equal to (i) two percent (2%) of the Total Credit Facility if the Loans are repaid and the Revolving Loan Commitments are terminated on or before the first anniversary of the Closing Date, and (ii) one percent (1%) of the Total Credit Facility if the Loans are repaid and the Revolving Loan Commitments are terminated after the first anniversary of the Closing Date, but on or before the second anniversary of the Closing Date.

2.8  Capital Adequacy.

    (i)    If any Lender shall have determined that the adoption after the date of this Agreement of any Legal Requirement regarding capital adequacy, or any change after the date of this Agreement therein or in the official interpretation or application thereof or compliance by any Lender with any request or directive after the date of this Agreement regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender, in its sole discretion, to be material, then from time to time, after submission by such Lender to Borrowers of a written demand therefor, Borrowers shall pay to such Lender, within 30 days of such demand, such additional amount or amounts as will compensate such Lender for such reduction; provided such Lender is requiring its borrowers generally to pay such amounts. A certificate of such Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such payment, the additional amount or amounts to be paid to such Lender, and the method by which such amounts were determined. In determining such amount, such Lender may use any reasonable averaging and attribution method.

    (ii)   In the event Agent or any Lender provides a written demand for payment of amounts reimbursable under Section 2.8(i) and such Legal Requirement is not generally applicable to financial institutions, then Borrowers may prepay the Loans without paying the prepayment fee specified in Section 2.7 provided that (1) no Default or Event of Default has occurred or is continuing, and (2) Agent receives an amount equal to all Obligations (other than the fee set forth in Section 2.7) in cash on or before the ninetieth (90th) day following such demand.

2.9  Audit Fees.

    Borrowers shall pay to each of Agent and LaSalle for such party's sole account a fee equal to the lesser (so long as no Event of Default exists and is continuing) of (i) $750 per day, per examiner employed by Agent and LaSalle at any time after the Closing Date and (ii) the amounts charged by any third party examiner hired by Agent and Lenders, plus all out-of-pocket expenses incurred by such examiner, Agent and Lenders in connection with audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as Agent shall deem appropriate in its reasonable discretion. During the occurrence and the continuation of an Event of Default, Borrowers shall pay to each of Agent and LaSalle the fees of examiners employed by Agent and LaSalle in accordance with Agent's and LaSalle's then prevailing practices including amounts in excess of $750 per day per examiner or the amounts actually charged by and third party examiner hired by Agent and Lenders plus all out-of-pocket expenses incurred by such examiner, Agent and Lenders. Such fees and expenses shall be payable on the first day of the month following the date of issuance by Agent and Lenders of a request for payment thereof to Borrower.

2.10  Reimbursement of Expenses.

    If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby or (3) any visits to or inspections of Borrowers' locations; or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or Borrowers, any of their Subsidiaries' (including Bakor) or any Guarantor's affairs; (2) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out-of-pocket expenses of Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that Borrowers shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Section 2.11 hereof.

2.11  Bank Charges.

    Borrowers shall pay to Agent any and all fees, costs or expenses which Agent pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrowers or any other Person on behalf of Borrower, by Agent, of proceeds of Loans made to Borrowers pursuant to this Agreement including, without limitation, any amounts payable or reimbursed by Agent to Original Lender in connection with the assignment of the New Bank Credit Facility by Original Lender to Agent, and (ii) the depositing for collection by Agent of any check or item of payment received or delivered to Agent on account of the Obligations.

2.12  Collateral Protection Expenses; Appraisals.

    All out-of-pocket expenses incurred by Agent and Lenders in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If any Borrower fails to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge such Borrower therefor. Additionally, from time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for it to comply with applicable laws or regulations, and at any time if a Default or an Event of Default shall have occurred and be continuing, Agent may, at Borrowers' expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value of all or any portion of the real estate or personal property of any Borrower or any of its Subsidiaries. Borrowers shall pay to Agent for Agent's sole account a fee of $750 per day, per appraiser employed by Agent at any time after the Closing Date (so long as no Event of Default exists or is continuing) or a fee equal to the amounts charged by a third party appraiser hired by Agent and Lenders, plus all out-of-pocket expenses incurred by such appraiser, Agent and Lenders in connection with any appraisals of the real estate or personal property of any Borrower or any of its Subsidiaries. So long as no Event of Default exists or is continuing, the fees payable by Borrowers for appraisals shall not exceed $3,000 during any fiscal year. During the occurrence and the continuation of an Event of Default, Borrowers shall pay to Agent for Agent's sole account the fees of appraisers employed by Agent in accordance with Agent's then prevailing practices including amounts in excess of $750 per day, per appraiser plus all out-of-pocket expenses incurred by such appraiser, Agent and Lenders.

2.13  Payment of Charges.

    All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, and shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Portions from time to time.

2.14  No Deductions.

    Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income or franchise taxes, herein "Tax Liabilities"). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender (other than payments of principal and interest with respect to LIBOR Portions, which shall be governed by subsection 2.3(iv)), then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, such Lender receives an amount equal to the sum it would have received had no such deductions been made.

SECTION 3. LOAN ADMINISTRATION.

3.1  Manner of Borrowing Revolving Credit Loans.

    Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

    3.1.1  Loan Requests.  A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrowers shall give Agent written notice via facsimile of their intention to borrow, in which notice Borrowers shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 10:00 a.m. (Los Angeles, California time) on the proposed borrowing date (or in accordance with Section 2.3 in the case of a request for a LIBOR Revolving Portion), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation. A request for a Capex Loan shall be made in accordance with Section 1.3

    3.1.2  Disbursement.  Each Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(i) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from Borrowers; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(ii) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation.

    3.1.3  Payment by Lenders.  Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrowers of any request for a Revolving Credit Loan or Capex Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan or Capex Loan, as the case may be, whether such Revolving Credit Loan or Capex Loan shall be subject to the LIBOR Option, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage or Capex Loan Percentage). Each Lender shall, not later than 12:00 noon (Los Angeles, California time) on such requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan or that Lender's Capex Loan Percentage of the requested Capex Loan, as the case may be. The failure of any Lender to make the Revolving Credit Loans or Capex Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan or Capex Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan or the Capex Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan or the Capex Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan or the Capex Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. The entire amount of interest attributable to such Revolving Credit Loan or the Capex Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

    3.1.4  Authorization.  Each Borrower hereby irrevocably authorizes Agent to advance to such Borrower, and to charge to such Borrower's Loan Account hereunder as a Revolving Credit Loan, a sum sufficient to pay all interest accrued on the Obligations during the immediately preceding month and to pay all fees, costs and expenses and other Obligations at any time owed by such Borrower to Agent or any Lender hereunder.

    3.1.5  Letter of Credit and LC Guaranty Requests.  A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrowers may give Agent and Bank a written notice of their request for the issuance of a Letter of Credit or LC Guaranty, not later than 10:00 a.m. (Los Angeles, California time), one Business Day before the proposed issuance date thereof, in which notice Borrowers shall specify the proposed issuer, issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided, that no such request may be made at a time when there exists a Default or Event of Default. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions.

3.2  Payments.

    Except where evidenced by notes or other instruments issued or made by Borrowers to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

    3.2.1  Principal.  Principal payable on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) if the Capex Loans have been paid in full, the receipt by Agent or Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including, without limitation, pursuant to subsections 3.3.1 and 6.2.4, to the extent of said proceeds, subject to Borrower's rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Overadvance. Amounts repaid on account of the Revolving Credit Loans may be reborrowed in accordance with this Agreement. Principal payable on account of the Capex Loans shall be as set forth in the Capex Loan Notes.

    3.2.2  Interest.

  (i)
  Base Rate Portion. Interest accrued on Base Rate Portions shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.
  (ii)
  LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earlier of (1) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (2) termination of this Agreement pursuant to Section 4 hereof.

    3.2.3  Costs, Fees and Charges.  Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, as and when provided in Section 2 hereof or to any other Person designated by Agent in writing.

    3.2.4  Other Obligations.  The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

3.3  Mandatory and Optional Prepayments.

    3.3.1  Proceeds of Sale, Loss, Destruction or Condemnation of Property.  Except as provided in subsections 6.4.2 and 8.2.9, if any Borrower or any of its Subsidiaries sells any Property (including, without limitation, the Collateral) or if any of the Collateral is lost or destroyed or taken by condemnation, such Borrower shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders, and as a mandatory prepayment of the Capex Loans until paid in full (and thereafter, the Revolving Credit Loans), as herein provided, a sum equal to one hundred percent (100%) of the Cash proceeds (including insurance proceeds but net of costs payable to a non-Affiliate and taxes incurred in connection with such sale or event) received by such Borrower or such Subsidiary from such sale, loss, destruction or condemnation when the aggregate of such proceeds exceed $100,000 in any calendar year; provided that upon the occurrence and continuation of an Event of Default, all such proceeds shall be paid to Agent for the ratable benefit of Lenders immediately upon receipt by such Borrower or such Subsidiary; provided, further, however, that in the event the real Property located at 430 Hudson River Road, Waterford, New York (the "Waterford Property") is sold, Borrowers shall pay to Agent for the ratable benefit of Lenders an amount equal to (A) if an Event of Default has occurred and is continuing, one hundred percent (100%) of the Cash proceeds from such sale (net of costs payable to a non-Affiliate and taxes incurred in connection with such sale), or (B) if no Event of Default has occurred and is continuing, the greater of (1) $735,000 and (2) fifty percent (50%) of the proceeds (net of costs payable to a non-Affiliate and taxes incurred in connection with such sale) from the sale of the Waterford Property. The applicable prepayment shall be applied to the installments of principal due under the Capex Loan Notes ratably, to be applied to future installment payments in inverse order of maturity until paid in full and thereafter applied to the Revolving Credit Loans. Notwithstanding the foregoing, if the proceeds of insurance (net of costs payable to a non-Affiliate and taxes incurred) with respect to any loss or destruction of Equipment, Inventory or real Property (i) are less than $100,000, unless an Event of Default is then in existence, Agent shall remit such proceeds to Borrowers for use in replacing or repairing the damaged Collateral or (ii) are equal to or greater than $100,000 and Borrowers have requested that Agent agree to permit Borrowers or the applicable Subsidiary to repair or replace the damaged Collateral, such amounts shall be provisionally applied to reduce the outstanding principal balance of the Capex Loans until the earlier of Agent's decision with respect thereto or the expiration of 180 days from such request. If Agent agrees, in its reasonable judgment, to permit such repair or replacement under clause (ii) of the preceding sentence, such amount shall, unless an Event of Default is in existence, be remitted to Borrowers for use in replacing or repairing the damaged Collateral; if Agent declines to permit such repair or replacement or does not respond to Borrowers within such 180 day period, such amount shall be applied to the Loans in the manner specified in the second sentence of this subsection 3.3.1 until payment thereof in full.

    3.3.2  Excess Cash Flow Recapture.  Borrowers shall prepay the Capex Loan Notes in amounts equal to fifty percent (50%) of Borrowers' Excess Cash Flow with respect to each fiscal year of Borrowers during the Term hereof, with the first payment commencing in the fiscal year 2002, such prepayments to be based upon, and made within 5 Business Days following the due date for delivery by Borrowers to Agent of the annual financial statements required by subsection 8.1.3(i) hereof and each such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full.

    3.3.3  Proceeds from Issuance of Additional Indebtedness or Equity.  If any Borrower issues any additional Indebtedness for Money Borrowed (other than Indebtedness permitted under this Agreement) or issues any additional equity, such Borrower shall pay to Agent for the ratable benefit of Lenders, when and as received by any Borrower and as a mandatory prepayment of the Obligations, a sum equal to one hundred percent (100%) of the net proceeds to such Borrower of the issuance of such Indebtedness or equity; provided, however, that so long as no Default or Event of Default exists or is continuing and Agent receives not less than ten (10) Business Days prior notice of any issuance, the proceeds of Securities issued by Henry may be used by the Borrowers for their general operating and working capital needs in the ordinary course of their business. Any such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full.

    3.3.4  Refusal of Prepayments.  Notwithstanding the provisions of this Section 3.3, if any of Lenders holding any Capex Loan Notes elect not to accept mandatory or optional prepayments of their Capex Loan B Notes and Capex Loan C Notes, such Lender's (or Lenders') portion of all mandatory or optional prepayments with respect to which such an election was made will be applied to prepayment of future principal installments on the Capex Loan A Notes in inverse order of maturity. No such election may be made after any such Lender's Capex Loan A Notes have been paid in full.

    3.3.5  LIBOR Portions.  If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Portion prior to the last day of the LIBOR Period for such LIBOR Portion, the amount of such prepayment shall not be applied to such LIBOR Portion, but will, at Borrowers' option, be held by Agent in a non-interest bearing account or deposited by Borrowers in an interest-bearing account at a Lender or another bank satisfactory to Agent in its discretion, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant LIBOR Period or (ii) a Default or an Event of Default.

    3.3.6  Optional Prepayments.  Borrowers may, at their option from time to time upon not less than 3 days prior written notice to Agent, prepay installments of the Capex Loan Notes, provided that the amount of any such prepayment is at least $250,000; that such prepayments are not from Money Borrowed; and that such prepayments are made ratably with respect to all Capex Loan Notes. Any such optional prepayment shall be credited against the amount of the mandatory prepayment required under subsection 3.3.2 for the fiscal year in which such optional prepayment was made. Except for charges under subsection 2.3(ii) applicable to prepayments of LIBOR Capex Portions, such prepayments shall be without premium or penalty.

3.4  Application of Payments and Collections.

    All items of payment received on any Business Day shall be deemed received on the following Business Day. Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of any Borrower, and each Borrower does hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrowers' direction in the manner set forth in subsection 3.1.2, upon Borrowers' request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

3.5  All Loans to Constitute One Obligation.

    The Loans shall constitute one general Obligation of Borrowers, and shall be secured by Lender's Lien upon all of the Collateral.

3.6  Loan Account.

    Agent shall enter all Loans as debits to a loan account (the "Loan Account") and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers pursuant to this Agreement or any other Loan Document.

3.7  Statements of Account.

    Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Agent is notified by Borrowers in writing to the contrary within 30 days of the date each accounting is received by Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.

3.8  Sharing of Payments, Etc.

    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.8 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.8 shall be made through Agent.

3.9  Joint and Several Liability

    3.9.1  Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.9), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

    3.9.2  Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Credit Loans or Letters of Credit or LC Guaranties issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 3.9 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 3.9, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such

Borrower under this Section 3.9 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 3.9 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender. The joint and several liability of the Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of Borrower or any Agent or Lender.

    3.9.3  Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent's or such Lender's rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

    3.9.4  Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by real Property. This means, among other things:

  (i)
  Agent and Lenders may collect from such Borrower without first foreclosing on any Collateral pledged by any other Borrowers.
  (ii)
  If Agent or any Lender forecloses on any real Property pledged by Borrowers:
  (iii)
  The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.
  (iv)
  Agent and Lenders may collect from such Borrower even if Agent or any Lender, by foreclosing on the real Property, has destroyed any right such Borrower may have to collect from the other Borrowers.

    This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

    3.9.5  The provisions of this Section 3.9 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all the Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.9 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 3.9 will forthwith be reinstated in effect, as though such payment had not been made.

    3.9.6  Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

SECTION 4. TERM AND TERMINATION

4.1  Term of Agreement.

    Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of five years from the date hereof, through and including August  , 2006 (the "Term"), unless terminated as provided in Section 4.2 hereof.

4.2  Termination.

    4.2.1  Termination by Lenders.  Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

    4.2.2  Termination by Borrower.  Upon at least 90 days prior written notice to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid or collateralized to Agent's satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent's satisfaction and Borrowers have complied with Sections 2.3(ii) and 2.7. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing. No Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

    4.2.3  Effect of Termination.  All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Sections 2.3(ii) and 2.7 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrowers or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

SECTION 5. SECURITY INTERESTS

5.1  Security Interest in Collateral.

    To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon all of such Borrower's assets, including all of the following Property and interests in Property of

Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i)	Accounts;
(ii)	Certificated Securities;
(iii)	Chattel Paper;
(iv)
Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;
(v)	Contract Rights;
(vi)	Deposit Accounts;
(vii)	Documents;
(viii)	Equipment;
(ix)	Financial Assets;
(x)	Fixtures;
(xi)	General Intangibles, including Payment Intangibles and Software;
(xii)	Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;
(xiii)	Instruments;
(xiv)	Intellectual Property;
(xv)	Inventory;
(xvi)	Investment Property;
(xvii)	Insurance Policies, including, without limitation, the Life Insurance Policies;
(xviii)	money (of every jurisdiction whatsoever);
(xix)	Letter-of-Credit Rights;
(xx)	Payment Intangibles;
(xxi)	Security Entitlements;
(xxii)	Software;
(xxiii)	Supporting Obligations;
(xxiv)	Uncertificated Securities; and
(xxv)	to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in such Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, each Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent for the ratable benefit of Lenders (and to Agent's enforcement of such security interest) in Agent's rights under such lease or license except for shrink-wrap licenses used in the ordinary course of Borrowers' business.

5.2  Lien Perfection; Further Assurances.

    Each Borrower shall execute such UCC-1 financing statements as are required by the Code and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any such financing statement including, without limitation, financing statements that indicate the Collateral constitutes all assets of each Borrower without the signature of any Borrower. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent to give effect to or carry out the terms or intent of the Loan Documents, including, without limitation, and in each case in form and substance satisfactory to Agent (i) delivering the original of all letters of credit issued to it as beneficiary along with a collateral assignment thereof evidencing the consent to such assignment by the issuer of the letter of credit and each correspondent or confirming bank, (ii) obtaining signed acknowledgments of Lenders' Liens from financial institutions holding Borrowers' depository accounts and bailees having possession of any Collateral, (iii) obtaining signed control agreements from any securities intermediary, and (iv) taking all steps necessary to grant Agent control of all electronic chattel paper.

5.3  Lien on Realty.

    The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by Mortgages upon all real Property of Borrowers now or hereafter owned. Each Mortgage shall be executed by such Borrower in favor of Agent. Each Mortgage shall be duly recorded, at Borrowers' expense, in each office where such recording is required to constitute a fully perfected first Lien on the real Property covered thereby. Borrowers shall deliver to Agent, at Borrowers' expense, mortgagee title insurance policies for each parcel of Prime Real Property issued by a title insurance company satisfactory to Agent, which policies shall be in form and substance satisfactory to Agent and shall insure a valid first Lien in favor of Agent, for the benefit of itself and Lenders, on the Property covered by each Mortgage, subject only to those exceptions acceptable to Agent and its counsel. Borrower shall deliver to Agent such other documents as Agent and its counsel may request relating to the real Property subject to the Mortgages.

5.4  Commercial Tort Claims.

    If any Borrower or its Subsidiary shall at any time after the date hereof hold or acquire a commercial tort claim, such Borrower or such Subsidiary shall immediately notify Agent in writing of the details thereof and do all acts deemed appropriate by Agent to grant Agent a security interest for the ratable benefit of Lenders in any such commercial tort claim.

5.5  All Property Acknowledgement.

    Each Borrower acknowledges that the description of Collateral in this Section 5 is intended to encompass all assets of such Borrower and each Borrower hereby represents and warrants that the description of Collateral in this Section 5 constitutes all assets of such Borrower.

SECTION 6. COLLATERAL ADMINISTRATION

6.1  General.

    6.1.1  Location of Collateral.  All Inventory and Equipment, other than Inventory in transit and motor vehicles, will at all times be kept by each Borrower and its Subsidiaries at one or more of business locations set forth in Exhibit 6.1.1 hereto, as updated pursuant to Section 6.3 hereof.

    6.1.2  Insurance of Collateral.  Each Borrower shall maintain and pay for insurance upon all Collateral (including, without limitation, credit insurance for accounts receivable) wherever located and with respect to the business of such Borrower and each of its Subsidiaries, covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Each Borrower shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender's loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of Borrowers, any of their Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Each Borrower agrees to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of Borrowers and their Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.

    Unless each Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at such Borrower's expense to protect Agent's interests in the Properties of such Borrower and its Subsidiaries. This insurance may, but need not, protect the interests of each Borrower and its Subsidiaries. The coverage that Agent purchases may not pay any claim that Borrowers or any Subsidiary makes or any claim that is made against Borrowers or any such Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and their Subsidiaries may be able to obtain on their own.

    6.1.3  Protection of Collateral.  No Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers' sole risk.

6.2  Administration of Accounts.

    6.2.1  Records, Schedules and Assignments of Accounts.  Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Agent daily or on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form consistent with the reports currently prepared by such Borrower with respect to such information. On the fifteenth (15th) day of each month (or the next Business Day thereafter if the fifteenth day is not a Business Day) or more frequently as requested by Agent, from and after the date hereof, each Borrower shall deliver to Agent a detailed aged trial balance of all of its Accounts, and upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall request.

    6.2.2  Taxes.  If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reasonable reserves on its books therefor (if required by GAAP) and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Borrower.

    6.2.3  Account Verification.  Any of Agent's officers, employees or agents shall have the right, at any reasonable time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, facsimile or otherwise; provided, that unless a Default or an Event of Default is then in existence, prior to conducting each set of verifications, Agent shall generally consult with Borrowers about the verification process. Each Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

    6.2.4  Maintenance of Dominion Account.  Borrowers shall maintain a Dominion Account or Deposit Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent. Borrowers shall issue to Agent an irrevocable letter of instruction directing Agent to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations. Within five Business Days of the later of the Closing Date or the establishment of the lockbox with the Bank, the Chief Financial Officer of the Borrowers shall certify to Agent in writing that (i) Borrowers have notified all customers to remit payments to that certain lockbox established with the Bank and (ii) all invoices of Borrowers generated after the Closing Date include written instructions directing that all payments be remitted to the lockbox with the Bank. All funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Borrowers shall obtain the agreement by Bank or by such other financial institution acceptable to Agent in favor of Agent to waive any recoupment, offset rights and any security interest in or against the funds so deposited. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by Bank or by such other financial institution acceptable to Agent thereunder.

    6.2.5  Collection of Accounts, Proceeds of Collateral.  To expedite collection, Borrowers shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by Borrowers on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property, for its benefit and the benefit of Lenders, by Borrowers as trustee of an express trust for Agent's benefit and Borrowers shall immediately deposit same in kind in the lockboxes or a

Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that Borrowers' Accounts have been assigned to Agent and to collect Borrowers' Accounts directly in its own name and to charge the collection costs and expenses, including reasonable attorneys' fees, to Borrowers. Upon the request of Agent, each Borrower shall so notify Account Debtors. Once any such notice has been given to any Account Debtor, the affected Borrower shall not give any contrary instructions to such Account Debtor without Agent's prior written consent.

6.3  Records and Reports of Inventory.

    Each Borrower shall keep records of its Inventory which records shall be complete and accurate in all material respects. On the third (3rd) Business Day of each week or more frequently as requested by Agent, each Borrower shall deliver to Agent Inventory reports (or more frequently as requested by Agent), which reports will be in such other format and detail as Agent shall reasonably request and shall include a current list of all locations of Borrowers' Inventory. Ninety (90) days after the Closing Date, Agent will review the variances in the Inventory reports and Agent in its sole discretion may request delivery of Inventory reports on a monthly basis. Each Borrower shall conduct (1) a physical inventory each month or such less frequent interval as Agent may determine at its locations in the following states: Florida, South Carolina, Pennsylvania, Indiana, Illinois, Texas and Arizona; and (2) a physical inventory semi-annually or such more frequent interval as Agent may determine at all other locations. Borrower shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information (including, without limitation, a copy of the physical inventory) as Agent shall request.

    6.4  Administration of Equipment.

    6.4.1  Records and Schedules of Equipment.  Each Borrower shall keep records of its Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and each Borrower shall, and shall cause each of its Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if reasonably requested by Agent. Promptly after the reasonable request therefor by Agent, each Borrower shall deliver to Agent any and all evidence of ownership, if any, of any of its Equipment.

    6.4.2  Dispositions of Equipment.  Each Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of or transfer any of its respective Equipment or other fixed assets or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists and is continuing, to (i) dispositions of Equipment and other fixed assets which, in the aggregate during any consecutive twelve-month period, have a book value of $100,000 or less, provided that all proceeds thereof are remitted to Agent for application to the Loans as provided in subsection 3.3.1, or (ii) replacements of Equipment or other fixed assets that are substantially worn, damaged or obsolete with Equipment or other fixed assets which are useful in the business of Borrower or one of its Subsidiaries, provided that the replacement Equipment or other fixed assets shall be acquired within 180 days after any disposition of the Equipment or other fixed assets that are to be replaced and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens that are Purchase Money Liens.

SECTION 7. REPRESENTATIONS AND WARRANTIES

7.1  General Representations and Warranties.

    To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, each Borrower warrants, represents and covenants to Agent and each Lender that:

    7.1.1  Organization and Qualification.  Henry is a corporation duly org anized, validly existing and in good standing under the laws of the State of California. Kimberton is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Borrower's Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of Borrower or any of its Subsidiaries to be so qualified would reasonably be expected to have a Material Adverse Effect.

    7.1.2  Power and Authority.  Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not (i) require any consent or approval of the shareholders of any Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of Borrower; (ii) contravene any Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Subsidiaries (including Bakor) to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries (including Bakor), the violation of which would reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries (including Bakor) is a party or by which it or its Properties may be bound or affected, the breach of or default under which would reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by Borrower or any of its Subsidiaries.

    7.1.3  Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms.

    7.1.4  Capital Structure.  Exhibit 7.1.4 hereto states, as of the date hereof, (i) the exact legal name of each of the Subsidiaries (including Bakor) of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by such Borrower, (ii) the exact legal name of each Borrower's and each of its Subsidiaries' (including Bakor) corporate or such joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower and the holder of Securities of each Subsidiary (including Bakor) of each Borrower and (iv) the number of issued and treasury Securities of each Borrower. Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any Borrower or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of any Borrower's or any of its Subsidiaries' partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

    7.1.5  Names.  None of the Borrowers or any of their Subsidiaries (including Bakor) has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, none of the Borrowers or any of their Subsidiaries (including Bakor) has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Each Borrower's organization I.D. number and the exact legal name of each Borrower is set forth on Exhibit 7.1.5.

    7.1.6  Business Locations; Agent for Process.  Each Borrower's and each of its Subsidiaries' (including Bakor) chief executive office and other places of business as of the date hereof are as listed on Exhibit 6.1.1 hereto as updated from time to time by such Borrower. During the preceding one-year period, none of the Borrowers or any of their Subsidiaries has had an office or place of business other than as listed on Exhibit 6.1.1. All tangible Collateral is and will at all times be kept by each Borrower and its Subsidiaries in accordance with subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

    7.1.7  Title to Properties; Priority of Liens.  Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower and each of its Subsidiaries has paid or discharged all lawful claims known to such Borrower which, if unpaid, might become a Lien against any such Borrower's or such Subsidiary's Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens.

    7.1.8  Accounts.  Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account or Accounts. With respect to each Account of each Borrower, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:

      (i)  It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

      (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrowers, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between Borrower and the Account Debtor and the Account Debtor is not an Affiliate of Borrower or a Subsidiary (including Bakor) of Borrower;

      (iii) It is for a liquidated amount maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

      (iv) There are no facts, events or occurrences known to Borrowers which in any way impair the validity or enforceability of such Account or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;

      (v) To such Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

      (vi) To such Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.

    7.1.9  Equipment.  The Equipment of each Borrower and its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted, except where the failure to so maintain the same would not reasonably be expected to have a Material Adverse Effect. Borrowers will not permit any Equipment that (1) is necessary for the operation of Borrowers' business or (2) has a fair market value in excess of $10,000 to become affixed to any real Property leased to any Borrower or any of its Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and Borrowers will not permit any of the Equipment of any Borrower or any of its Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority Liens (except for Permitted Liens) in favor of Agent.

    7.1.10  Financial Statements; Fiscal Year.  The Consolidated balance sheets of each Borrower and all its Subsidiaries (including the accounts of all Subsidiaries of each Borrower and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed), including Bakor, as of December 31, 2000, and the related statements of income for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of each Borrower and such Persons, taken as a whole, at such dates and the results of such Borrower's and such Persons' operations, taken as a whole, for such periods. As of the date hereof, since December 31, 2000, there has been no material adverse change in the financial position of any Borrower and such other Persons, taken as a whole, as reflected in the Consolidated and consolidating balance sheet as of such date. As of the date hereof, the fiscal year of each Borrower and each of its Subsidiaries ends on December 31 of each year.

    7.1.11  Full Disclosure.  None of the financial statements referred to in subsection 7.1.10 hereof, this Agreement, any other written document or certificate of any Borrower provided to Agent or any Lender pursuant to the Loan Documents or any other written statement provided to Agent or any Lender on or after the Closing Date contains any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which any Borrower has failed to disclose to Agent or any Lender in writing which would reasonably be expected to have a Material Adverse Effect.

    7.1.12  Solvent Financial Condition.  Each Borrower and each of its Subsidiaries, is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder and all related transactions, will be, Solvent.

    7.1.13  Surety Obligations.  Except as set forth on Exhibit 7.1.13, as of the date hereof, none of the Borrowers or any of their Subsidiaries are obligated as surety or indemnitor under any surety or similar bond or other contract issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

    7.1.14  Taxes.  The federal tax identification number of each Borrower is shown on Exhibit 7.1.14 hereto. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, except where the failure to so file would not reasonably be expected to have a Material Adverse Effect, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any of the foregoing are being actively contested in good faith and by appropriate proceedings and such Borrower and such Subsidiary maintains reasonable reserves on its books therefor (if required by GAAP). The provision for taxes on the books of each Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

    7.1.15  Brokers.  Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.

    7.1.16  Patents, Trademarks, Copyrights and Licenses.  Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as would not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, tradenames, copyrights, licenses, and Intellectual Property are listed on Exhibit 7.1.16 hereto. No claim has been asserted to any Borrower or any of its Subsidiaries which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of each Borrower and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower's or any of its Subsidiaries' material Intellectual Property. Except as set forth on Exhibit 7.1.16, each Borrower's and each of its Subsidiaries' (i) material trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (1) permit and do not restrict, the assignment by any Borrower or any of its Subsidiaries to Agent, or any other Person designated by Agent, of all of Borrower's or such Subsidiary's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangements and (2) would permit the continued use by such Borrower or such Subsidiary, or Agent or its assignee, of such license agreements or such similar arrangements and the right to sell Inventory subject to such license agreements for a period of no less than 6 months after a default or breach of such agreements or arrangements. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Document, including, without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any Borrower's or any of its Subsidiaries' ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Borrowers or any of their Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of each Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

    7.1.17  Governmental Consents.  Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights would not reasonably be expected to have a Material Adverse Effect.

    7.1.18  Compliance with Laws.  Each Borrower and each of its Subsidiaries has duly complied in all material respects with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it except where such noncompliance would not reasonably be expected to have a Material Adverse Effect No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

    7.1.19  Restrictions.  None of the Borrowers or any of their Subsidiaries is a party or subject to any contract or agreement which restricts their right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.

    7.1.20  Litigation.  Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened, against or involving any Borrower or any of its Subsidiaries (including Bakor), or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries (including Bakor) which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. None of the Borrowers or any of their Subsidiaries (including Bakor) is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

    7.1.21  No Defaults.  No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default. No event has occurred and no condition exists which would constitute a default under the Senior Notes, the Indenture or the Bakor Facility. None of the Borrowers or any of their Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of $20,000.

    7.1.22  Leases.  Exhibit 7.1.22 hereto is a complete listing of all capitalized and operating personal property leases of each Borrower and its Subsidiaries and all real property leases of each Borrower and its Subsidiaries. Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

    7.1.23  Pension Plans.  Except as disclosed on Exhibit 7.1.23 hereto, none of the Borrowers or any of their Subsidiaries has any Plan. Each Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that would reasonably be expected to result in a material adverse change in the financial condition of any Borrower and its Subsidiaries exists in connection with any Plan. None of the Borrowers or any of their Subsidiaries has any material withdrawal liability in connection with a Multi-employer Plan.

    7.1.24  Trade Relations.  Except as set forth on Exhibit 7.1.24, there exists no actual or, to any Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of any Borrower and its Subsidiaries, or with any material supplier, except in each case, where the same would not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

    7.1.25  Labor Relations.  Except as described on Exhibit 7.1.25 hereto, as of the date hereof, none of the Borrowers or any of their Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that would not reasonably be expected to have a Material Adverse Effect.

    7.1.26  Life Insurance Policies.  Exhibit 7.1.26 hereto is a complete listing of each Eligible Life Insurance Policy.

    7.1.27  Mergers.  Henry has duly and lawfully completed its merger with Monsey Products, Co. ("Monsey") and Monsey Products of Arizona LLC ("Monsey Arizona") in accordance with the General Corporation Law of the State of California such that, as a matter of law, Henry has succeeded as the surviving corporation in such merger, to all the assets of Monsey and Monsey Arizona without any further action on the part of Henry, Monsey or Monsey Arizona, any of their respective shareholders or members or their operative board of directors, and the merger agreement and other appropriate documentation to evidenced such merger has been filed with the California Secretary of State, and to the extent necessary, with the California Franchise Tax Board.

    7.1.28  Eligible Inventory Locations.  Exhibit 7.1.28 hereto is a complete listing of each location for which Agent has received a landlord's waiver or a warehousemen waiver. No Affiliate of Borrowers or any of their Subsidiaries (including Bakor) has any Goods or Inventory at any of the locations listed on Exhibit 7.1.28. The Goods and Inventory of Borrowers located at the locations listed on Exhibit 7.1.28 are not physically united with other Goods or Inventory in such a manner that their identity is lost in a product or mass.

    7.1.29  Existing Bank Accounts.  Exhibit 7.1.29 hereto is a complete listing of all Deposit Accounts, lockbox accounts, brokerage accounts, or other type of accounts maintained by any Borrower with any bank, securities intermediary, broker or other financial institution. Neither Borrower has entered into any control agreement or any other similar agreement granting a security interest in or control (as determined by the Uniform Commercial Code) over such accounts other than (i) those agreements in favor of Agent or (ii) for each such account, the institution's standard form agreement for opening such account which may contain provisions establishing rights of offset for returned items or account fees.

    7.1.30  Securities Account.  The value of account number 801538000 maintained with Brown & Co. Securities does not and will not exceed $7,500 unless such account is subject to an agreement pursuant to Section 8.1.11.

7.2  Representation of Shareholders.

    Each shareholder of Henry severally represents and warrants that (a) it is the owner of the Securities of Henry listed on Exhibit 7.1.4, (b) no shareholder, directly or indirectly, owns more than 20% of the Senior Notes and the shareholders collectively do not, directly or indirectly, own more than 30% of the Senior Notes and (c) such Securities of Henry are not subject to any lien, pledge, security interest or other encumbrance in favor of another Person.

7.3  Continuous Nature of Representations and Warranties.

    Each representation and warranty contained in this Agreement and the other Loan Documents shall be deemed to have been made at the time of each request for and again at the time of making of each Loan and shall remain accurate, complete and not misleading at all times during the term of this Agreement as of the date of such representation or warranty, except for changes in the nature of any Borrower's or any Subsidiary's business or operations that would render the information in any Exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes or such changes are expressly permitted by this Agreement.

7.4  Survival of Representations and Warranties.

    All representations and warranties of each Borrower contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS

8.1  Affirmative Covenants.

    During the term of this Agreement, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall:

    8.1.1  Visits and Inspections; Lender Meeting.  Permit representatives of Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations. Agent, if no Default or Event of Default then exists, shall give Borrowers reasonable prior notice of any such inspection or audit. Without limiting the foregoing, each Borrower will participate and will cause its key management personnel to participate in a meeting with Agent and Lenders periodically (but in no event less than once during each year) during each year except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Agent or Majority Lenders, which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.

    8.1.2  Notices.  Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, each Borrower agrees to provide Agent with (i) at least 30 Business Days' prior written notice of (1) any change in the legal name of any Borrower or any of its Subsidiaries (including Bakor), (2) the adoption by any Borrower or any of its Subsidiaries (including Bakor) of any new fictitious name or tradename, (3) any change in the chief executive office of any Borrower or any of its Subsidiaries (including Bakor) and (4) any change in the state of organization or formation of any Borrower or any of its Subsidiaries (including Bakor), and (ii) prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

    8.1.3  Financial Statements.  Keep, and cause each of its Subsidiaries (including Bakor) to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers' certified public accountants concur in any change therein and such change is disclosed to Agent in writing (including by means of the financial statements or notes thereto) and is consistent with GAAP:

      (i)  not later than 90 days after the close of each fiscal year of Borrowers, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements, of Henry and its Subsidiaries (including Bakor) as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by Borrowers but acceptable to Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

      (ii) not later than 30 days after the end of each month hereafter, including the last month of Borrowers' fiscal year, unaudited interim financial statements, and statements of cash flow of Henry and its Subsidiaries (including Bakor) as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of Borrowers as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Henry and its Subsidiaries (including Bakor) for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

      (iii) together with each delivery of financial statements pursuant to clauses (i) and (ii) of this subsection 8.1.3, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrowers to the effect that such information fairly presents in all material respects the results of operation and financial condition of Borrowers and their Subsidiaries (including Bakor) as at the dates and for the periods indicated;

      (iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements or financial statements which Borrowers have made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which, Borrowers or any of their Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;

      (v) upon request of Agent, copies of any annual report to be filed with ERISA in connection with each Plan;

      (vi) promptly upon receipt, copies of all statements from insurers regarding the Eligible Life Insurance Policies; and

      (vii)  such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower's or any Subsidiaries' (including Bakor) financial condition or results of operations.

    Concurrently with the delivery of the financial statements described in paragraph (i) of this subsection 8.1.3, Henry shall forward to Agent a copy of the accountants' letter to Henry's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of Henry and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in paragraph (i) and (ii) (but solely for the last month of each fiscal quarter of Borrowers) of this subsection 8.1.3, or more frequently if reasonably requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the Chief Financial Officer of Borrower.

    8.1.4  Borrowing Base Certificates.  Borrowers shall deliver to Agent a Borrowing Base Certificate in the form of Exhibit 8.1.4 with respect to Accounts each day and a Borrowing Base Certificate with respect to Inventory on the third Business Day of each week with such supporting materials as Agent shall reasonably request.

    8.1.5  Landlord, Processor and Storage Agreements.  Provide Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord, processor, distributor, warehouseman or consignee which owns any premises at which any Collateral included in the Borrowing Base Certificate may, from time to time, be kept.

    8.1.6  Guarantor Financial Statements.  Deliver or cause to be delivered to Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Agent under subsection 8.1.3) in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request.

    8.1.7  Projections.  No later than the end of each fiscal year of each Borrower, deliver to Agent Projections of each Borrower and each of its Subsidiaries (including Bakor) for the forthcoming fiscal year, month by month.

    8.1.8  Subsidiaries.  Cause each Subsidiary of each Borrower, whether now or hereafter in existence, promptly upon Lender's request therefor, to execute and deliver to Lender a Guaranty Agreement and a security agreement pursuant to which such Subsidiary guaranties the payment of all Obligations and grants to Lender a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in subsection 5.1. Additionally, Borrowers shall execute and deliver to Lender a pledge agreement (or amendment thereto) pursuant to which Borrowers grant to Lender a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each such Subsidiary.

    8.1.9  Customer and Supplier Listing.  No later than the end of each fiscal year of each Borrower, deliver to Agent a detailed listing of all customers and suppliers for each Borrower together with the name, the telephone number, the facsimile number and address of an appropriate contact person.

    8.1.10  Deposit Accounts with Original Lender and PNC Bank.  Each Borrower shall cause all of its Deposit Accounts with the Original Lender and PNC Bank to be closed as of the Closing Date; provided, however, that the Deposit Accounts bearing Nos. 3750793127, 3750793130, 3750793143 and 3751234931 with the Original Lender may remain open for a period of not more than one hundred and fifty (150) days following the Closing Date; the Deposit Account bearing No. 145990210 with the Original Lender may remain open until the later of (i) twenty (20) days following the Closing Date or (ii) the date of the establishment of the Deposit Accounts with the Bank; and the Deposit Accounts bearing Nos. 5641741418 and 47-47-002-3003784 with PNC Bank and the Deposit Account bearing No. 3729102005 with the Original Lender may remain open for a period of not more than five (5) days following the establishment of Deposit Accounts with the Bank and provided, further that such Deposit Accounts are maintained pursuant to lockbox and blocked account arrangements acceptable to Agent and Agent has a first priority perfected security interest in such Account.

    8.1.11  Deposit and Brokerage Accounts.  For each Deposit Account, securities account, brokerage account or other similar account that any Borrower at any time opens or maintains, each Borrower shall pursuant to an agreement in form and substance satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such account without further consent of Borrowers; provided, however, that Borrowers shall not be required to deliver such an agreement for that certain securities account no. 801538000 currently maintained by Borrowers with Brown & Co. Securities so long as such account (i) only holds Securities consisting of a single share of stock of companies that are Borrowers' competitors, (ii) holds no more than 40 shares of stock in the aggregate at any time, and (iii) does not exceed $7500 in value at any time.

    8.1.12  Investments.  Pledge to Agent all investments permitted under this Agreement (other than the investment in Bakor) in a manner and in form and substance satisfactory to Agent.

8.2  Negative Covenants.

    During the Term, and thereafter for so long as there are any Obligations outstanding, each Borrower covenants that, unless otherwise consented to by Majority Lenders, in writing, it shall not:

    8.2.1  Mergers; Consolidations; Acquisitions.  Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; or acquire, or permit any of their respective Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

      (i)  mergers of any Subsidiary of any Borrower into Borrower or another Subsidiary of any Borrower; and

      (ii) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under subsection 8.2.8.

    8.2.2  Loans.  Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money to any Person, other than (i) for travel advances, advances against commissions and other similar advances to employees not in excess of $100,000 in the aggregate at any time, (ii) deposits with financial institutions permitted under this Agreement, and (iii) prepaid expenses. Extensions of trade credit in the ordinary course of Borrowers' business do not constitute an advance for purposes of this Section 8.2.2.

    8.2.3  Total Indebtedness.  Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness, except:

      (i)  Obligations owing to Agent or any Lender under this Agreement;

      (ii) Indebtedness existing on the date of this Agreement and listed on Exhibit 8.2.3.;

      (iii) Indebtedness arising out of the refinancing, extension, renewal or refunding of any Indebtedness existing as of the Closing Date (including the Indebtedness owed to Lucent in connection with a telephone system) and listed on Exhibit 8.2.3; provided that such Indebtedness is not increased and is not secured by additional assets;

      (iv) Permitted Purchase Money Indebtedness;

      (v) Contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

      (vi) Subordinated Debt;

      (vii)  To the extent not mentioned above, trade payables, accrued expenses, income taxes payable, deferrals including deferred compensation and deferred income taxes, reserves including environmental reserves and warranty reserves, operating leases, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue and not for Money Borrowed and in each case determined in accordance with GAAP);

      (viii) Indebtedness not included in paragraphs (i)—(vii) above which does not exceed at any time, in the aggregate, the sum of $500,000;

      (ix)  Indebtedness consisting of intercompany loans and advances made by any Borrower to such other Borrower; provided that (i) each Borrower shall have executed and delivered to the other Borrower a demand note (collectively, the "Intercompany Notes") to evidence such Indebtedness, which Intercompany Notes shall be in form and substance satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Pledge Agreement, (ii) each Borrower shall record all intercompany transactions on its books and records, and (iii) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan.

    8.2.4  Affiliate Transactions.  Enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of any Borrower or any holder of any Securities of any Borrower or any Subsidiary of any Borrower, including without limitation payment of any management, consulting or similar fees, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed and acceptable to Agent and Lenders upon at least ten (10) days' prior written notice and are no less favorable to such Borrower than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of such Borrower, (ii) as otherwise permitted under this Agreement or as set forth on Exhibit 8.2.4 hereto, (iii) Permitted Estate Planning Transfers, and (iv) in the ordinary course and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms fully disclosed to Agent, wages, salaries, bonuses, benefits and other amounts payable for services rendered by employees, consultants or directors.

    8.2.5  Limitation on Liens.  Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of its Property (including, without limitation, the Securities of Bakor), income or profits, whether now owned or hereafter acquired, except:

      (i)  Liens at any time granted in favor of Agent for the benefit of Lenders;

      (ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if such Lien would not reasonably be expected to have a Material Adverse Effect;

      (iii) Liens arising in the ordinary course of the business of any Borrower or any of its Subsidiaries by operation of law or regulation (including liens of mechanics, warehousemen, landlords, carriers and materialmen), but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of any Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of any Borrower or any of its Subsidiaries;

      (iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

      (v) Such other Liens as appear on Exhibit 8.2.5 hereto;

      (vi) Liens incurred or deposits made in the ordinary course of business in connection with (1) worker's compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

      (vii)  Reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by any Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of such Borrower's or such Subsidiary's business;

      (viii) Judgment Liens that do not give rise to an Event of Default under subsection 10.1.15;

      (ix) the Liens permitted pursuant to Section 7 of the Pledge Agreement; and

      (x) Such other Liens as Majority Lenders may hereafter approve in writing.

    8.2.6  Payments and Amendments of Certain Debt.

      (i)  Make or permit any Subsidiary of any Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof; or

      (ii) Amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt.

    8.2.7  Distributions.  Declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions, except for:

      (i)  Distributions by any Subsidiary of any Borrower to any Borrower;

      (ii) Distributions paid solely in Securities of any Borrower or any of its Subsidiaries;

      (iii) Distributions by any Borrower in amounts necessary to permit such Borrower to repurchase Securities of such Borrower from employees of such Borrower or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of such Distributions, measured at the time when made, does not exceed $50,000 in any fiscal year of such Borrower;

      (iv) Distributions made on or after January 1, 2004 to the holders of Henry's Series A Convertible Preferred Stock issued to Joseph T. Mooney, Jr., provided that (1) such Distributions are in accordance with the terms of such preferred stock in the form provided to Agent as of the date hereof, (2) such Distributions are made solely from the proceeds of life insurance policies insuring Joseph T. Mooney, Jr., and not from any of the proceeds of the Life Insurance Policies set forth on Exhibit 7.1.26 and subject to Assignments of Life Insurance in favor of Agent.

    8.2.8  Capital Expenditures.  Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrowers and all of their Subsidiaries, exceed the following amounts during the fiscal year of Borrower set forth below:

Maximum Amount	Fiscal Year
$1,500,000	2001
$2,000,000	2002 and each fiscal year thereafter

    8.2.9  Disposition of Assets.  Sell, lease or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:

      (i)  sales of Inventory in the ordinary course of business to non-Affiliated third parties on ordinary and customary terms;

      (ii) sales of Inventory to Bakor in the ordinary course of business pursuant to transfer pricing practices disclosed and acceptable to Agent; provided that (a) the amounts owed by Bakor to Borrowers in connection with such sales do not exceed $750,000 at any time (including any amounts written off) and (b) such amounts owed by Bakor are paid in the ordinary course and upon reasonable and customary terms.

      (iii) transfers of Property to any Borrower by a Subsidiary of any Borrower;

      (iv) dispositions of Property that is substantially worn, damaged, uneconomic or obsolete (subject to subsection 6.4.2 hereof);

      (v) dispositions of investments described in paragraphs (ii), (iii), (iv), (v), (vi) and (vii) of the definition of the term "Restricted Investments";

      (vi) the transfer of the property located at 336 Cold Stream Road, Kimberton, Pennsylvania (the "Kimberton Property") in exchange for the property located at 2911 Slauson Avenue,

  Huntington Park, California (the "Huntington Park Property") so long as (1) the Huntington Park Property is of equal or greater value than the Kimberton Property (as determined by the Agent based on appraisals thereof acceptable to Agent), (2) Borrowers have provided Agent with all environmental reports requested by Agent on the Huntington Park Property and Agent is satisfied with the contents of such reports, and (3) Agent has been granted a Lien pursuant to, and has received all other documentation required under, Section 5.3;

      (vii)  leases listed on Exhibit 8.2.9; and

      (viii) other dispositions expressly authorized by this Agreement.

    8.2.10  Securities.  Cause or permit any of its Subsidiaries to issue any additional Securities.

    8.2.11  Bill-and-Hold Sales, Etc.  Make, or permit any Subsidiary of any Borrower to make, a sale to any customer on a bill-and-hold or consignment basis other than that certain consignment arrangement with Roofing Wholesale of Arizona, provided that such arrangement does not exceed $60,000 in book value of goods in the aggregate at any time.

    8.2.12  Restricted Investment.  Make or have, or permit any Subsidiary of any Borrower to make or have, any Restricted Investment except as listed in Schedule 8.2.12.

    8.2.13  Subsidiaries and Joint Ventures.  Create, acquire or otherwise suffer to exist any Subsidiary or joint venture arrangement not in existence as of the date hereof.

    8.2.14  Tax Consolidation.  File or consent to the filing of any consolidated income tax return with any Person other than Borrower's Subsidiaries.

    8.2.15  Organizational Documents.  Agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries' (including Bakor) charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

    8.2.16  Fiscal Year End.  Change, or permit any Subsidiary of any Borrower to change, its fiscal year end.

    8.2.17  Transfer of Funds.  Transfer any funds to (a) any Subsidiaries that are not Borrowers, (b) Bakor or any Subsidiary of Bakor, other than in connection with the transfer of products pursuant to transfer pricing practices that are (i) acceptable to Agent and Lenders, (ii) on terms no less favorable to Borrowers' than would be obtained in comparable arm's length transactions with non-affiliates, and (iii) in accordance with Borrowers' past practices; or (c) to an Affiliate except for transactions authorized under Sections 8.2.4 (i), (ii), and (iv).

    8.2.18  Senior Notes.  Purchase or pre-pay, or make or permit any Subsidiary of any Borrower to purchase or pre-pay, the Senior Notes without the prior written consent of Lenders.

    8.2.19  Organization.  Change its or any Subsidiary's state of incorporation or organization or the form of its organization or its type of organization or its or any Subsidiary's legal name.

    8.2.20  Terminations; Amendments.  File any financing statement with respect to any Person other than Agent and Lenders except for Permitted Liens or file any amendment or termination statement with respect to any financing statement of Agent and Lenders.

    8.2.21  No Restrictions on Payments to Agents. Enter into any contract or agreement that restricts or prohibits an Account Debtor's duty to make payment with respect to a Payment Intangible directly to the Agent.

    8.2.22  Inventory in Alabama.  Transfer, store or keep any Inventory or other Property with a book value in excess of $10,000 at the Mobile, Alabama location or any other location in Alabama at any time.

    8.2.23  Maintenance of Accounts.  Maintain or open any deposit, brokerage, securities or other bank account or account with any financial institution or intermediary except as expressly permitted under this Agreement. Without limiting the foregoing, Borrowers shall not: (i) maintain a balance in excess of $20,000 in the aggregate at any time in Account Nos. 5641741418 and 47-47-0002-3003784 with PNC Bank; (ii) maintain a balance in excess of $5,000 at any time in Account No. 145990210 with the Original Lender or permit or cause any collections to be deposited to such account; or (iii) maintain a balance in Account No. 372912005 with the Original Lender in excess of (x) $5,000 or (y) the amount of payroll accrued plus related payroll taxes. With respect to Account No. 372912005, Borrower shall not (1) utilize such Deposit Account for any purpose other than payroll purposes or (2) permit or cause to be permitted any amounts to be credited or deposited to such account except for amounts funded from a Revolving Credit Loan.

8.3  Specific Financial Covenants.

    8.3.1  During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders in writing, Borrower shall maintain Availability of not less than $3,000,000.

    8.3.2  If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrowers on or before the Closing Date, each Borrower will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrowers or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrowers are in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

    8.4  Covenants of Henry Shareholders.

    8.4.1  Without the prior written consent of Lenders, each shareholder of Henry hereby severally covenants and agrees that it will not directly or indirectly, create or suffer to exist any lien, pledge, security interest, or other encumbrance upon the Securities of Henry owned by such shareholder or assign, transfer, pledge, dispose, sell, or otherwise encumber the Securities of Henry owned by such shareholder; provided, however, that any shareholders whose total holdings do not exceed 10% of the Securities of Henry may sell such Securities of Henry at any time or from time to time with the prior written consent of Agent which such consent shall not be unreasonably withheld.

    8.4.2  Warner W. Henry and the Henry Trust each hereby covenants and agrees that they will not, without the prior written consent of Lenders, directly or indirectly, vote or provide their consent to any of the following:

(i)	the dissolution or liquidation, in whole or in part, of any Borrower;
(ii)	the consolidation or merger of any Borrower with any other Person except as permitted under Section 8.2.1;

(iii)	the sale, disposition or encumbrance of all or substantially all of the assets of any Borrower;
(iv)	any change in the authorized number of shares, the stated capital or the share capital of any Borrower or the issuance of any additional Securities in a manner that violates this Agreement;
(v)	the payment of any Distributions in violation of this Agreement;
(vi)	the redemption or repurchase of any Securities; or
(vii)	the alteration of voting rights with respect to the Securities of any Borrower in a manner that violates this Agreement.

SECTION 9. CONDITIONS PRECEDENT

9.1  Initial Conditions. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any initial Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been satisfied on or before the Closing Date:

    9.1.1  Documentation.

    Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents set forth on Exhibit 9.1, together with such additional documents, instruments and certificates as Agent and its counsel shall reasonably require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

    9.1.2  No Default.

    No Default or Event of Default shall exist.

    9.1.3  Other Conditions.

    Each of the conditions precedent set forth in the other Loan Documents shall have been satisfied.

    9.1.4  Initial Availability.

    Agent shall have determined that immediately after Lenders have made the initial Loans and after Agent has issued or procured the initial Letters of Credit and LC Guaranties contemplated hereby, and Borrowers have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, and have reserved an amount sufficient to pay all trade payables greater than 30 days past the due date, Availability shall not be less than $10,000,000 (without taking into account the Note Payment Reserve).

    9.1.5  No Litigation.

    No action, proceeding, investigation, regulation or legislation shall have been instituted or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

    9.1.6  Material Adverse Effect.

    Since March 31, 2001, there has not been any material adverse change in its business, assets, financial condition, income or prospects and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

    9.1.7  Capital Structure.

    Lenders shall be satisfied with the corporate and legal structure and capitalization of Borrowers and their Affiliates, including, without limitation, the charter and bylaws of Borrowers and their Subsidiaries and each agreement or instrument relating thereto.

    9.1.8  Insurance.

    Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by Borrowers and its Subsidiaries, and Agent shall have received endorsements naming Agent as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of Borrowers and its Subsidiaries. Such policies shall contain such endorsements as required by Agent, contain only those exceptions acceptable to Agent and otherwise be in form and substance satisfactory to Agent.

    9.1.9  Opinions of Counsel.

    Lenders shall have received written opinions of counsel for Borrowers in form and substance satisfactory to Agent and its counsel.

    9.1.10  Cash Management.

    Borrowers shall establish their primary collection and disbursement accounts at the Bank and shall have notified and instructed all Account Debtors to remit payment to the lockbox account with the Bank; provided that Borrowers may retain those certain accounts listed on Exhibit 8.1.10 for a period of up to one hundred and fifty (150) days following the Closing Date so long as such accounts are subject to a security interest in favor of Agent and are otherwise subject to arrangements acceptable to Agent.

    9.1.11  Verification of Key Accounts.

    Lenders shall have received a detail listing of each Borrower's customers and suppliers together with the name, the telephone number, the facsimile number and address of an appropriate contact person and Lenders shall have verified customer and supplier relationships, the results of which shall be satisfactory to Lenders in their sole discretion.

    9.1.12  Due Diligence.

    Completion by Lenders and their counsel of all business and legal due diligence with results satisfactory to Lenders, including, without limitation, lien searches and pre-closing collateral audits.

    9.1.13  Waivers.

    Receipt of all third party and governmental waivers and consents necessary or, in the discretion of Lenders, advisable in connection with the financing and the continuing operations of Borrowers.

    9.1.14  Additional Information.

    Agent shall not have become aware of any information or other matter affecting Borrowers or any of their Subsidiaries (including Bakor), if any, or the transactions contemplated hereby which is inconsistent in an adverse manner with any such information or other matter disclosed to Agent prior to the Closing Date.

    9.1.15  No Material Litigation and No Increased Liability.

    As of the Closing Date, there will have been since audited consolidated financial statements for the fiscal year ending December 31, 2000 and the unaudited consolidated financial statements for the month ending March 30, 2001, no material increase in the liabilities, liquidated or contingent, of any Borrower or its Subsidiaries (including Bakor), or a material decrease in the assets of any Borrower or any litigation which could reasonably be expected to have a Material Adverse Effect on any Borrower or its Subsidiaries (including Bakor).

    9.1.16  Other Agreements.

    There shall not exist (on a pro forma basis after giving effect to the Total Credit Facility) any default under any material indebtedness or agreement of Borrowers, any Subsidiary (including, without limitation, the Senior Notes and the Indenture), Bakor (including, without limitation, the Bakor Facility) and the Henry II Company.

    9.1.17  Arizona Property.

    Receipt of evidence satisfactory to Agent that Borrowers shall have paid in full all indebtedness owing to the Commerce and Economic Development Department and that the deed of trust on the real property located at 4685 Finance Way, Kingman, Arizona, has been reconveyed to Borrowers and all UCC-1 financing statements filed by the Commerce and Economic Development Department have been terminated.

    9.1.18  Purchase of Equipment.

    Receipt of evidence satisfactory to Agent that Borrowers shall have purchased or have otherwise obtained good and valid title to all of the equipment leased by Henry pursuant to that certain Machinery Lease dated as June 24, 1969 among Henry and Frances W. Henry, as Trustee of Trust A and Frances W. Henry and Newton F. Wheeler, as Trustees of Trust B, under the Warner W. Henry Family Trust.

    9.1.19  Lien Terminations.  Receipt of evidence satisfactory to Agent that Borrowers shall have terminated the liens held by Sanwa Bank California (UCC File No. 9364860091), Harris Bank and Provident National Bank.

    9.1.20  Closing Date.

    The Closing Date shall occur on or before August  , 2001.

    9.1.21  Piper Jaffray Account.  Agent shall have received the U.S. Bancorp Piper Jaffray Notice to Securities Intermediary and Control Agreement duly executed by Borrowers and receipt of evidence satisfactory to Agent that Borrowers shall have completed all the necessary documentation to effectuate the transfer of the Securities held in account no. 04054515079 with Bear, Stearns Securities Corp. to an account with U.S. Bancorp Piper Jaffray.

9.2  Condition Precedents to all Loans. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied:

    9.2.1  No Default.

    No Default or Event of Default shall exist.

    9.2.2  Representations and Warranties.

    The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on the date of the making of such Loan, as though made on and as of such date.

    9.2.3  No Litigation.

    No action, proceeding, investigation, regulation or legislation shall have been instituted or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

    9.2.4  Material Adverse Effect.

    Since March 31, 2001, no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

9.3  Condition Subsequent to all Loans. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other Sections of this Agreement, no Lender shall be required to make any loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been satisfied:

    9.3.1  Troy Property.  On or before December 31, 2001 either (a) sell the real property located at Troy, New York and deliver the proceeds of such sale to Agent for application to the Obligations hereunder; or (b) deliver to Agent a duly executed Mortgage covering the real property located at Troy, New York together with an ALTA Lender's title insurance policy and evidence that counterparts of the Mortgage has been recorded in all places to the extent necessary or desirable in the judgment of Agent, to create a valid and enforceable first priority lien on such Property in favor of Agent for the benefit of Lenders.

    9.3.2  Credit Insurance.  Within thirty (30) days of the Closing Date deliver to Agent a duly executed collateral assignment of the Fidelity and Deposit Company of Maryland Credit Insurance Policy or such other credit insurance policy that Borrowers obtain, in form and substance satisfactory to Agent.

    9.3.3  Certificates of Title.  Within ten (10) days of the Closing Date deliver to Agent certificates of title to all the vehicles owned by Borrowers.

    9.3.4  Tax Good Standing Certificates.  Within thirty (30) days of the Closing Date deliver to tax good standing certificates for the following jurisdictions: Arizona, Illinois, New Jersey, New York, Pennsylvania, South Carolina, and Washington.

    9.3.5  Tax Liens.  Within thirty (30) days of the Closing Date, deliver to Agent evidence satisfactory to Agent indicating that the tax liens of record in California, New York, South Carolina and Texas have been released, terminated or paid in full.

    9.3.6  Insurance Policies.  Within ten (10) days of the Closing Date, deliver to Agent certified copies of policies bearing numbers PHF047444, BE7395745, 2673583 and 35BDDAC8871 to Agent as promptly as practicable, with satisfactory lender's loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent.

    9.3.7  Certificates of Occupancy.  Within thirty (30) days of the Closing Date, deliver to Agent certificates of occupancy for all real Property owned or leased by Borrowers.

    9.3.8  Originals.  Within ten (10) days of the Closing Date, deliver to Agent all original signature pages to all Loan Documents containing a facsimile signature.

    9.3.9  Piper Jaffray Account.  Within ten (10) days of the Closing Date, deliver to Agent evidence of the transfer of the Securities held in that certain account no. 04054515079 with Bear, Stearns Securities Corp. to an account with U.S. Bancorp Piper Jaffray.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

10.1  Events of Default.

    The occurrence of one or more of the following events shall constitute an "Event of Default":

    10.1.1  Payment of Obligations.  Any Borrower shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

    10.1.2  Misrepresentations.  Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or remade pursuant to Section 7.3 hereof.

    10.1.3  Breach of Specific Covenants.  Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Sections 5.2, 5.3, 5.4, 6.1.2, 6.2.4, 8.1 (other than Sections 8.1.5, 8.1.6, 8.1.9), 8.2, 8.3 or 9.3 hereof on the date that such Borrower is required to perform, keep or observe such covenant. Any shareholder of Henry shall fail or neglect to perform, keep or observe any covenant contained in Section 8.4 hereof.

    10.1.4  Breach of Other Covenants.  Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 10.1 hereof) and the breach of such other covenant is not cured to Agent's satisfaction within 30 days after the sooner to occur of such Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of such Borrower.

    10.1.5  Default Under Security Documents or Other Agreements.  Any event of default shall occur under, or any Borrower, any of its Subsidiaries or any other Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, the Other Agreements or any other Loan Document and such default shall continue beyond any applicable grace period.

    10.1.6  Other Defaults.  There shall occur any default or event of default on the part of any Borrower or any Subsidiary of Borrower under any agreement, document or instrument to which any Borrower or such Subsidiary of Borrower is a party or by which any Borrower or such Subsidiary of Borrower or any of its Property is bound, evidencing or relating to (a) any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $100,000, if the payment or maturity of such Indebtedness is accelerated in consequence of such default or event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof or (b) the Senior Notes or Indenture.

    10.1.7  Uninsured Losses and Condemnation.  Any material loss, theft, damage, destruction, or condemnation of any portion of the Collateral having a fair market value of $100,000, in the aggregate, if (a) such loss, theft, damage or destruction is not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance and (b) following such loss, theft, damage, destruction or condemnation, there then exists insufficient Availability to fully reserve for the reduction in the Borrowing Base on account of such Collateral.

    10.1.8  Insolvency and Related Proceedings.  Any Borrower or any Subsidiary (including Bakor) of any Borrower shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower or any Subsidiary (including Bakor) of Borrower under the federal bankruptcy laws or similar laws in any applicable jurisdiction (if against any Borrower or any Subsidiary (including Bakor) of Borrower the continuation of such proceeding for more than 30 days), or any Borrower or any Subsidiary (including Bakor) of any Borrower shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

    10.1.9  Business Disruption.  There shall occur a cessation of a substantial part of the business of any Borrower or any Subsidiary of Borrower for a period which materially adversely affects any Borrower's or such Subsidiary's capacity to continue its business on a profitable basis; or any Borrower or any Subsidiary of Borrower shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by such Borrower or such Subsidiary of Borrower which is necessary to the continued or lawful operation of its business unless such or revocation would not have a Material Adverse Effect; or any Borrower or any Subsidiary of any Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs unless such injunction or order would not have a Material Adverse Effect; or any material lease or agreement pursuant to which any Borrower or any Subsidiary of any Borrower leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which would not reasonably be expected to have a Material Adverse Effect.

    10.1.10  Change of Ownership.  (a) Warner W. Henry and/or the Henry Trust shall cease, directly or indirectly, to own and control, beneficially and of record both (i) in excess of 50% of the issued and outstanding Voting Stock of Henry and (ii) a sufficient percentage of the issued and outstanding Voting Stock of Henry to control the board of directors of Henry, (b) Warner W. Henry, the Henry Trust, Carol Henry or the lineal descendants of Warner W. Henry or the trusts of such individuals of which such individuals are the sole beneficiaries shall cease to own and control, beneficially and of record (directly or indirectly), a majority of the issued and outstanding Securities and Voting Stock of each Borrower and each of its other Subsidiaries (including Bakor), (c) Warner W. Henry ceases to be the trustee of the Henry Trust, or (d) any Borrower shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of each of its Subsidiaries.

    10.1.11  ERISA.  A Reportable Event shall occur which, in Agent's determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower or any Subsidiary of Borrower is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multi-employer Plan resulting from any Borrower's or such Subsidiary's complete or partial withdrawal from such Plan and any such event would reasonably be expected to have a Material Adverse Effect.

    10.1.12  Challenge to Agreement.  Any Borrower or any Subsidiary of Borrower, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

    10.1.13  Repudiation of or Default Under Guaranty Agreement.  Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

    10.1.14  Criminal Forfeiture.  Any Borrower or any Subsidiary of Borrower shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Borrower or any Subsidiary of Borrower.

    10.1.15  Judgments.  Any money judgments, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against any Borrower or any Subsidiary of any Borrower, or any of their respective Property (i) in the case of money judgments, in an amount of $50,000 or more for any single judgment, attachment or process or $100,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) would reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not paid, stayed, released or discharged within 30 days.

    10.1.16  Key Executives.  Warner W. Henry ceases to be the Chief Executive Officer of Henry for any reason and a successor reasonably satisfactory to Lenders does not assume his responsibilities. William H. Baribault ceases to be the Chief Operating Officer of Henry for any reason and a successor reasonably satisfactory to Lenders does not assume his responsibilities and position within 90 days of such cessation.

    10.1.17  Bakor Indebtedness.  There shall occur any default or event of default on the part of Bakor under the Bakor Facility if the payment or maturity of such Indebtedness is accelerated in consequence of such default or event of default or demand for payment of such Indebtedness is made in accordance with the terms thereof.

    10.1.18  Adverse Changes.  There shall occur any Material Adverse Effect.

    10.1.19  Life Insurance Policies.  Any Life Insurance Policy listed on Exhibit 7.1.26 shall cease to be an Eligible Life Insurance Policy and there then exists insufficient Availability to fully reserve for the reduction in the Borrowing Base on account of such Life Insurance Policy following the exclusion of such policy.

10.2  Acceleration of the Obligations.

    Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.8 hereof, all of the Obligations shall become automatically due and payable without declaration, notice or demand by Agent or any Lender.

10.3  Other Remedies.

    Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following rights and remedies:

    10.3.1  All of the rights and remedies of a secured party under the Code or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

    10.3.2  The right to take immediate possession of the Collateral, and to (i) require Borrowers and each of their Subsidiaries to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of Borrowers or any Subsidiary of Borrowers, Borrowers agree not to charge, or permit any of their Subsidiaries to charge, Agent for storage thereof).

    10.3.3  The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may at its option disclaim any and all warranties regarding the Collateral in connection with any such sale. Each Borrower agrees that 10 days' written notice to Borrower or any of its Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on Borrowers' or any of their Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first to the costs, expenses and reasonable attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.

    10.3.4  Agent is hereby granted a license or other right to use, without charge, each Borrower's and each of its Subsidiary's labels, patents, copyrights, licenses, rights of use of any name, trade secrets, tradenames, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and Borrower's and each of its Subsidiary's rights under all licenses and all franchise agreements shall inure to Agent's benefit.

    10.3.5  Agent may, at its option, require Borrowers to deposit with Agent funds equal to the LC Amount and, if Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall bear interest and be payable at the same rate and in the same manner as Loans. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrower.

10.4  Set Off and Sharing of Payments.

    In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of Borrowers or any of their Subsidiaries (regardless of whether such balances are then due to Borrowers or such Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of Borrowers or any of their Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving

Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

10.5  Remedies Cumulative; No Waiver.

    All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrowers.

SECTION 11. THE AGENT

11.1  Authorization and Action.

    Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrowers. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

11.2  Agent's Reliance, Etc.

    Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers' independent certified public accounts stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

11.3  Fleet and Affiliates.

    With respect to its commitment hereunder to make Loans, Fleet shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms "Lender," "Lenders" or "Majority Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity as a Lender. Fleet and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of Borrowers all as if Fleet were not Agent and without any duty to account therefor to any other Lender.

11.4  Lender Credit Decision.

    Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrower.

11.5  Indemnification.

    Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including reasonable attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including any Borrower, any creditor of Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.

11.6  Rights and Remedies to be Exercised by Agent Only.

    Each Lender agrees that, except as set forth in subsection 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

11.7  Agency Provisions Relating to Collateral.

    Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which Borrowers owned no interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

11.8  Agent's Right to Purchase Commitments.

    Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

11.9  Right of Sale, Assignment, Participations.

    Each Borrower hereby consents to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:

    11.9.1  Sales, Assignments.  Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement, (iv) the assignee Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by Agent in connection with any such sale or assignment. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a "Lender" for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments or Capex Loan Commitments assumed by such other Lender.

    11.9.2  Participations.  Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrower and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.

    11.9.3  Certain Agreements of Borrower.  Each Borrower agrees that (i) it will use its best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14 hereof, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.

    11.9.4  Non U.S. Resident Transferees.  If, pursuant to this Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, any Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrowers either United States Internal Revenue Service Form 4224 or

United States Internal Revenue Service Form 1001 (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrowers a new Form 4224 or Form 1001 upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

11.10  Amendment.

    No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, do any of the following: (1) increase or decrease the aggregate Loan Commitments, or any Lender's Revolving Loan Commitment, Capex Loan A Commitment, Capex Loan B Commitment or Capex Loan C Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Fleet in its capacity as Agent, which may be reduced by Fleet unilaterally, (3) increase or decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Fleet in its capacity as Agent, which may be postponed by Fleet unilaterally, (5) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (6) release or discharge any Person liable for the performance of any obligations of Borrowers hereunder or under any of the Loan Documents, (7) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (8) amend the definition of the term "Majority Lenders," (9) amend this Section 11.10 or (10) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof; or (ii) in writing and signed by Agent in addition to Lenders required above to take such action, affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document.

11.11  Resignation of Agent; Appointment of Successor.

    Agent may resign as Agent by giving not less than thirty (30) days' prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement, then, (i) subject to the consent of the Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), the Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to Lenders and the Borrowers of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as the Majority Lenders appoint a successor agent, subject to the Borrowers' consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term "Agent" shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

SECTION 12. MISCELLANEOUS

12.1  Power of Attorney.

    Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent's agent, may, without notice to such Borrower and in such Borrower's or Agent's name, but at the cost and expense of such Borrower:

    12.1.1  At such time or times as Agent or said agent, in its sole discretion, may determine, endorse such Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.

    12.1.2  At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv) and (viii) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of such Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of such Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use such Borrower's stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill such Borrowers' obligations under this Agreement.

    The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

12.2  Indemnity.

    Each Borrower hereby agrees to indemnify Agent and each Lender (and each of their Affiliates) and hold Agent and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees and legal expenses) as the result of each Borrower's failure to observe, perform or discharge Borrowers' duties hereunder. In addition, each Borrower shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of any such Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender (and each of their Affiliates) by any

Person under any Environmental Laws by reason of Borrowers' or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of each Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

12.3  Sale of Interest.

    None of the Borrowers may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, Borrowers' rights, title, interests, remedies, powers, and duties hereunder or thereunder.

12.4  Severability.

    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5  Successors and Assigns.

    This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 11.9 hereof.

12.6  Cumulative Effect; Conflict of Terms.

    The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

12.7  Execution in Counterparts.

    This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.8  Notice.

    Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, addressed as follows:

If to Agent:	Fleet Capital Corporation 15260 Ventura Blvd. Suite 400 Sherman Oaks, California 91403 Attention: Loan Administration Manager Facsimile No.: (818) 382-4291
With a copy to:	Paul, Hastings, Janofsky & Walker LLP 555 So. Flower Street 23rd Floor Los Angeles, California 90071 Attention: Hydee R. Feldstein, Esq. Facsimile No.: (213) 627-0705
If to Borrowers:	Henry Company Kimberton Enterprises, Inc. 2911 Slauson Avenue Huntington Park, California 90255 Attention: Jeffrey A. Wahba Facsimile No.: (323) 581-7764
With a copy to:	Munger, Tolles & Olson 355 Grand Avenue 35th Floor Los Angeles, California 90071 Attention: Judith T. Kitano, Esq. Facsimile No.: (213) 687-3702

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by such Lender.

12.9  Consent.

    Whenever Agent's or Majority's Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent or Majority Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion.

12.10  Credit Inquiries.

    Each Borrower hereby authorizes and permits Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Subsidiaries.

12.11  Time of Essence.

    Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

12.12  Entire Agreement.

    This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

12.13  Interpretation.

    No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.14  Confidentiality.

    Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14.

12.15  GOVERNING LAW; CONSENT TO FORUM.

    THIS AGREEMENT HAS BEEN NEGOTIATED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN LOS ANGELES, CALIFORNIA. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN CALIFORNIA, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF CALIFORNIA. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE SUPERIOR COURT OF LOS ANGELES COUNTY, CALIFORNIA, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY BORROWER ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER

OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

12.16  WAIVERS BY BORROWERS.

    EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH SUCH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (v) NOTICE OF ACCEPTANCE HEREOF. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH SUCH BORROWER. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.17  Revival and Reinstatement of Obligations.

    If the incurrence or payment of the Obligations by any Borrower or the transfer to Lenders of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Lenders are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, as to any such Voidable Transfer, or the amount thereof that Lenders are required or elect to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Lenders related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

    IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

HENRY COMPANY, a California corporation

Name:	Jeffrey A. Wahba
Title:	Chief Financial Officer
KIMBERTON ENTERPRISES, INC., a Delaware corporation

Name:	Gary Spence
Title:	Vice President and Assistant Treasurer
FLEET CAPITAL CORPORATION, a Rhode Island corporation, as Agent and as a Lender

Name:	Matthew R. Van Steenhuyse
Title:	Senior Vice President
Revolving Loan Commitment:	$16,428,500
Revolving Loan Percentage:	65.714%
Capex Loan Commitment:	$6,571,400
Capex Loan Percentage:	65.714%
LASALLE BUSINESS CREDIT, INC., a Delaware corporation, as a Lender

Name:	John S. Eby
Title:	Vice President

Revolving Loan Commitment:	$8,571,500
Revolving Loan Percentage:	34.286%
Capex Loan Commitment:	$3,428,600
Capex Loan Percentage:	34.286%

    The following Person is a signatory to this Agreement in its capacity as a shareholder and solely with respect to Sections 7.2, 8.4.1 and 8.4.2 of this Agreement.

WARNER W. HENRY TRUST
By:

Name:	Warner W. Henry
Title:	Trustee

    The following Person is a signatory to this Agreement solely with respect to Section 8.4.2 of this Agreement.

Warner W. Henry

    The following Persons are signatories to this Agreement in their capacities as shareholders and solely with respect to Sections 7.2 and 8.4.1 of this Agreement.

WILLIAM WARNER HENRY TRUST
By:

Name:	Terrill M. Gloege
Title:	Trustee
CATHERINE ANNE HENRY TRUST
By:

Name:	Terrill M. Gloege
Title:	Trustee

MICHAEL ANDREW HENRY TRUST
By:

Name:	Terrill M. Gloege
Title:	Trustee

Frederick H. Muhs

Joseph T. Mooney, Jr.

Carol F. Henry

APPENDIX A

    GENERAL DEFINITIONS

When used in the Second Amended and Restated Financing and Security Agreement (this "Agreement") dated as of August  , 2001, by and among Fleet Capital Corporation, individually and as Agent, the other financial institutions which are or become parties thereto and the Borrowers, (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Electronic Chattel Paper, Letter-of-Credit Rights, Payment Intangibles, Software, Supporting Obligations and Tangible Chattel Paper, Deposit Account, Document, Financial Asset, Fixture, Goods, Instrument, Inventory, Investment Property, Security, Proceeds, Security Entitlement and Uncertificated Security have the respective meanings assigned thereto under the Code (as defined below); (b) all terms indicating Collateral having the meanings assigned thereto under the Code shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which any Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined shall have the respective meanings assigned thereto in said Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

      Account Debtor—any Person who is or may become obligated under or on account of an Account, Contract Right, Chattel Paper or General Intangible of any Borrower or its Subsidiaries.

      Affiliate—with respect to any Person means any other Person: (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person designated; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock (or in the case of a designated Person which is not a corporation, 5% or more of the equity interest) in such designated Person; (iii) which beneficially owns or holds 5% or more of the Voting Stock (or in the case of a designated Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Subsidiary of such designated Person, or (iv) who is an officer or director of (a) such designated Person;, (b) of any Subsidiary of such designated Person or (c) of such designated Person described in clause (i) above. Without limiting the generality of the foregoing; with respect to the Borrowers, the term "Affiliate" shall include Warner W. Henry, the Henry Trust, Henry II Company, Central Coast Wine Company, Frederick H. Muhs, Joseph T. Mooney, Jr. and Carol F. Henry and the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.

      Agent—Fleet Capital Corporation in its capacity as agent for Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 11.11.

      Aggregate Percentage—with respect to each Lender, the percentage equal to the quotient of (i) such Lender's Loan Commitment divided by (ii) the aggregate of all Loan Commitments.

      Agreement—the Second Amended and Restated Financing and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

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      Applicable Margin—The percentages set forth below with respect to the Base Rate Revolving Portion, the Base Rate Capex A Portion, the Base Rate Capex B Portion, the LIBOR Revolving Portion, the LIBOR Capex A Portion and the LIBOR Capex B Portion:

Base Rate Revolving Portion	0%
Base Rate Capex A Portion	0%
Base Rate Capex B Portion	0%
Base Rate Capex C Portion	0%
LIBOR Revolving Portion	2.75%
LIBOR Capex A Portion	2.75%
LIBOR Capex B Portion	2.75%
LIBOR Capex C Portion	2.75%

      Assignment of Life Insurance—those certain assignments of life insurance as collateral dated the date hereof from the Borrower for the benefit of Lenders, which Assignments of Life Insurance assign to the Lender all of the right, title and interest of the Borrowers in, and to, the Life Insurance Policies, as those assignments are amended, restated, reissued, supplemented or otherwise modified in writing at any time and from time to time.

      Availability—the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference between (a) the Borrowing Base minus (b) the sum of the principal amount of Revolving Credit Loans then outstanding (plus any amounts which Agent or any Lender may have paid for the account of Borrowers pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers or charged as a Revolving Credit Loan), plus the LC Amount, plus the amount of all reserves. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

      Bakor—Bakor, Inc., a Canadian corporation.

      Bakor Facility—that certain credit facility between Bakor and National Bank of Canada as evidenced by that certain Amended and Restated Credit Agreement dated as of October 1, 1999.

      Bank—Fleet National Bank.

      Base Rate—the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.

      Base Rate Portion—a Base Rate Capex Portion or a Base Rate Revolving Portion.

      Base Rate Revolving Portion—that portion of the Revolving Credit Loans that is not subject to a LIBOR Option.

      Base Rate Capex A Portion—that portion of Capex Loan A that is not subject to a LIBOR Option.

      Base Rate Capex B Portion—that portion of Capex Loan B that is not subject to a LIBOR Option.

      Base Rate Capex C Portion—that portion of Capex Loan C that is not subject to a LIBOR Option.

      Base Rate Capex Portion—a Base Rate Capex A Portion, a Base Rate Capex B Portion and/or a Base Rate Capex C Portion.

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      Borrowing Base—as at any date of determination thereof, an amount equal to the lesser of:

    (i)
    the Revolving Credit Maximum Amount; or

    (ii)
    an amount equal to:

          (a) 85% of the net amount of Eligible Accounts outstanding at such date; plus

          (b) the lesser of (1) $750,000 and (2) Eligible Foreign Accounts; plus

          (c) the lesser of (1) $10,000,000 and (2) the sum of (i) 60% of the value of Eligible Finished Inventory at such date, plus (ii) 45% of Eligible Raw Materials Inventory at such date, plus (iii) the lesser of (x) $150,000 and (y) 60% of Eligible In Transit Inventory at such date, plus (iv) the lesser of (aa) $600,000 and (bb) 60% of Eligible Private Label Goods Inventory; plus

          (d) 95% of the aggregate cash surrender value immediately available to Agent as assignee of the Eligible Life Insurance Policies.

    For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Finished Inventory and Eligible Raw Materials Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

    Borrowing Base Certificate—a certificate by a responsible officer of Borrowers in the form of Exhibit 8.1.4 and otherwise in form and substance satisfactory to Agent

    Business Day—(i) when used with respect to the LIBOR Option, shall mean a day on which dealings may be effected in deposits of United States Dollars in the London interbank foreign currency deposits market and on which Agent or its affiliate is conducting and other banks may conduct business in London, England and in the State of California and (ii) when used with respect to any other provision of the Agreement, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in such state are closed or any day which is a legal holiday under the laws of the state in which the Bank or any Lender is located.

    Capex Loans—Capex Loan A, Capex Loan B and Capex Loan C.

    Capex Loan A—the Loans described in Section 1.3.1.

    Capex Loan B—the Loans described in Section 1.3.2.

    Capex Loan C—the Loans described in Section 1.3.3.

    Capex Loan A Commitment—with respect to any Lender, the amount of such Lender's Capex Loan A Commitment as set forth below such Lender's name on the signature pages hereof, minus all Capex Loan A payments made to such Lender.

    Capex Loan B Commitment—with respect to any Lender, the sum of the amount of such Lender's Capex Loan B Commitment as set forth below such Lender's name on the signature pages hereof, minus either (a) for purposes of determining borrowing availability under Section 1.3.2, all Capex Loan B advances made by such Lender, whether or not repaid, or (b) for all other purposes, all Capex Loan B payments made to such Lender.

    Capex Loan C Commitment—with respect to any Lender, the sum of the amount of such Lender's Capex Loan C Commitment as set forth below such Lender's name on the signature pages hereof, minus either (a) for purposes of determining borrowing availability under Section 1.3.3, all Capex

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Loan C advances made by such Lender, whether or not repaid, or (b) for all other purposes, all Capex Loan C payments made to such Lender.

    Capex Loan Commitments—the Capex Loan A Commitments, the Capex Loan B Commitments, and the Capex Loan C Commitments.

    Capex Loan A Notes—the Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each applicable Lender to evidence Capex Loan A, which shall be in the form of Exhibit 1.3A to the Agreement, together with any replacement or successor notes therefor.

    Capex Loan B Notes—the Secured Promissory Notes to be executed by Borrowers on or after the Closing Date in favor of each applicable Lender to evidence Capex Loan B, which shall be in the form of Exhibit 1.3B to the Agreement, together with any replacement or successor notes therefor.

    Capex Loan C Notes—the Secured Promissory Notes to be executed by Borrowers on or after the Closing Date in favor of each applicable Lender to evidence Capex Loan C, which shall be in the form of Exhibit 1.3C to the Agreement, together with any replacement or successor notes therefor.

    Capex Loan Notes—the Capex Loan A Notes, the Capex Loan B Notes and the Capex Loan C Notes.

    Capex Loan Percentage—means the Capex Loan A Percentage, the Capex Loan B Percentage or the Capex Loan C Percentage, as the case may be.

    Capex Loan A Percentage—with respect to each Lender, the percentage equal to the quotient of such Lender's Capex Loan A Commitment divided by the aggregate of all Capex Loan A Commitments.

    Capex Loan B Percentage—with respect to each Lender, the percentage equal to the quotient of such Lender's Capex Loan B Commitment divided by the aggregate of all Capex Loan B Commitments.

    Capex Loan C Percentage—with respect to each Lender, the percentage equal to the quotient of such Lender's Capex Loan C Commitment divided by the aggregate of all Capex Loan C Commitments.

    Capital Expenditures—expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

    Capitalized Lease Obligation—any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

    Cash—all cash, currency, checks, cashier's checks, money orders or other cash equivalents.

    Closing Date—the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

    Code—the Uniform Commercial Code as adopted and in force in the State of California, as from time to time in effect.

    Collateral—all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

    Commitment Letter—that certain letter agreement among Borrowers, Agent and Lenders dated as of June 20, 2001.

    Compliance Certificate—a certificate by a responsible officer of Borrowers in the form of Exhibit 8.1.3.

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    Computer Hardware and Software—all of each Borrower's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

    Consolidated—the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

    Contract Right—any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

    Current Assets—at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

    Default—an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

    Default Rate—as defined in subsection 2.1.2 of the Agreement.

    Derivative Obligations—every obligation of a Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

    Distribution—in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

    Dominion Account—a special bank account or accounts of Agent established by Borrowers pursuant to subsection 6.2.4 of the Agreement at the Bank and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

    Eligible Account—an Account arising in the ordinary course of the business of Borrowers from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

      (i)  it arises out of a sale made or services rendered by any Borrower to a Subsidiary of Borrower or an Affiliate (including without limitation, Bakor, Henry II Company, and Central Coast Wine Company) of any Borrower or to a Person controlled by an Affiliate of any Borrower or to an employee, shareholder, officer or director, or

      (ii) it remains unpaid more than 60 days after the due date or more than 90 days after the original invoice date; or

      (iii) (a) except as otherwise specified in this paragraph, it is owed by any Account Debtor and the total unpaid Accounts of such Account Debtor and such Account Debtor's Affiliates exceed

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  10% of the net amount of all Eligible Accounts but only to the extent of such excess; or (b) it is owed by Lowe's Companies, Inc. and the total unpaid Accounts of Lowe's Companies, Inc. and its Affiliates exceed 20% of the net amount of all Eligible Accounts, but only to the extent of such excess, or (c) during the months of December, January, February, March, April, May, June and July, it is owed by The Home Depot, Inc. and the total unpaid Accounts of The Home Depot, Inc. and its Affiliates exceed 25% of the net amount of all Eligible Accounts, but only to the extent of such excess, or (d) during the months of August, September, October and November it is owed by The Home Depot, Inc. and the total unpaid Accounts of The Home Depot, Inc. and its Affiliates exceed 35% of the net amount of all Eligible Accounts, but only to the extent of such excess;

      (iv) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

      (v) the Account Debtor is also a creditor or supplier of Borrower or any Subsidiary (including Bakor) of any Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to any Borrower or any Subsidiary of any Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

      (vi) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

      (vii)  it arises from a sale made or services rendered to an Account Debtor outside the United States,

      (viii) (a) it arises from a sale to the Account Debtor on a bill-and-hold or consignment basis; or (b) it is subject to a reserve established by any Borrower or any of its Subsidiaries for potential returns or refunds or extended warranty claims, to the extent of such reserve; or

      (ix) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless any Borrower or any such Subsidiary, as applicable, assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its sole judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

      (x) it is not at all times subject to Agent's duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien; or

      (xi) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by any Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

      (xii)  the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

      (xiii) any Borrower or a Subsidiary of any Borrower has made any agreement with the Account Debtor for any deduction therefrom (including, without limitation, any deductions for

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  volume rebates or co-op advertising credits) to the extent of such deduction or the accrual of such deduction in accordance with GAAP; or

      (xiv) more than 50% of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder except solely by reason of (iii) above.

    Eligible Finished Inventory—all Inventory of Borrowers consisting of first quality goods held for sale in the ordinary course of Borrowers' business which satisfies each of the Inventory Eligibility Requirements.

    Eligible Foreign Accounts—an Account arising in the ordinary course of business of Borrowers from the sale of goods or rendition of services which (1) otherwise constitutes an Eligible Account; and (2) arises from a sale made or services rendered to an Account Debtor outside the United States and such sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole judgment.

    Eligible In Transit Inventory—Inventory of Borrowers which (1) is in-transit between facilities owned by Borrowers or those leased facilities listed on Exhibit 7.1.28; and (2) otherwise constitutes Eligible Finished Inventory.

    Eligible Inventory—all Eligible Finished Inventory and Eligible Raw Materials Inventory.

    Eligible Life Insurance Policies—at any time of determination thereof, the collective reference to each Life Insurance Policy covered by the Assignments of Life Insurance provided such Life Insurance Policy conforms and continues to conform to the following criteria in Agent's reasonable credit judgment:

      (a)
      the Life Insurance Policy arose in the ordinary course of the Borrowers' business from a bona fide transaction between Borrowers and the Life Insurance Policy issuer;

      (b)
      the Life Insurance Policy is an issued, valid, legally enforceable obligation of the Life Insurance Policy issuer, is in full force and effect and requires no further act on the part of any Person under any circumstances (other than the payment of premiums) to make cash surrender value payable at any time, and the death benefits and other benefits payable as set forth in the Life Insurance Policy, by the Life Insurance Policy issuer;

      (c)
      the Life Insurance Policy issuer has not rejected or refused to honor, or otherwise notified Borrowers or Agent of any dispute concerning with respect to, the Life Insurance Policy;

      (d)
      all premiums have been fully paid when due, without giving effect to and without relying on any grace period;

      (e)
      the Life Insurance Policy is not subject to any present or known contingent (and no facts exist which are the basis for any future) offset, claim, deduction or counterclaim, dispute or defense in law or equity on the part of the issuer including, without limitation, those arising on account of a breach of any express or implied representation or warranty;

      (f)
      the Life Insurance Policy issuer is not a Subsidiary or Affiliate of Borrowers or an employee, officer, director of shareholder of Borrowers or any Subsidiary or Affiliate of Borrowers;

      (g)
      the Life Insurance Policy issuer is not incorporated or primarily conducting business or otherwise located in any jurisdiction outside of the United States of America;

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      (h)
      the Life Insurance Policy issuer with respect to such Life Insurance Policy is not insolvent or the subject of any receivership, conservatorship, bankruptcy or insolvency proceedings of any kind or of any other similar proceeding or action, threatened or pending;

      (i)
      the Life Insurance Policy issuer is not the United States of America or any department, agency, state or other instrumentality thereof.

      (j)
      Borrowers are not indebted in any manner to the Life Insurance Policy issuer (as creditor, lessor, supplier otherwise), with the exception of premiums which are not past due;

      (k)
      the title of Borrowers to the Life Insurance Policy is absolute and is not subject to any prior assignment, claim, Lien, or security interest, except Permitted Liens;

      (l)
      Borrowers have the full and unqualified right and power to assign and grant a security interest in, and Lien on, the Life Insurance Policy to Agent as security and collateral for the payment of the Obligations;

      (m)
      the Life Insurance Policy does not by its terms nor by operation of applicable laws, forbid or make void or unenforceable the applicable Assignment of Life Insurance as Collateral;

      (n)
      the Life Insurance Policy is subject to the Lien and assignment in favor of Agent, which Lien and assignment is perfected as to the Life Insurance Policy by the filing of the applicable Assignment of Life Insurance with the Life Insurance Policy issuer and constitutes a first priority security interest and Lien and a first assignment;

      (o)
      the Life Insurance Policy issuer has acknowledged the applicable Assignment of Life Insurance as collateral;

      (p)
      the Life Insurance Policy issuer has not loaned any money against the Life Insurance Policy; and

      (q)
      any Life Insurance Policy which is not excluded for reasons addressed by items (a) through (o) above, but which Agent in its sole discretion has deemed to be ineligible.

    Eligible Private Label Goods—means private label goods produced by Borrowers which (1) is produced in connection with a written purchase order, (2) shipped within thirty (30) days of the production date and (3) otherwise constitutes Eligible Finished Inventory.

    Eligible Production Equipment—means and includes any equipment which is purchased after the Closing Date, fully operational and purchased after the Closing Date and acceptable to Agent in its reasonable credit judgment; but in no event shall any computer equipment or hardware, computer software, telephones and/or telephone systems constitute Eligible Production Equipment.

    Eligible Raw Materials Inventory—all Inventory of Borrowers consisting of asphalt, mineral spirits, various fibers, resins, polyester, glass matting and all other raw materials used in the course of Borrowers' business for the manufacture of finished goods which satisfies each of the Inventory Eligibility Requirements.

    Environmental Indemnity Agreement—the Environmental Indemnity Agreement which is to be executed on the Closing Date by Borrowers, in form and substance satisfactory to Agent.

    Environmental Laws—all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to pollution or the protection of the environment.

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    Equipment—all "equipment" as defined in the Code including, without limitation, all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles, data processing and computer equipment, rolling stock, trailers and other tangible personal Property (other than Inventory) and all including embedded software and peripheral equipment and supporting information relating to any of the foregoing, of every kind and description used in the operations of Borrowers or owned by Borrowers or in which Borrowers has an interest, whether now owned or hereafter acquired by Borrowers and wherever located, and all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

    ERISA—the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder.

    Event of Default—as defined in Section 10.1 of the Agreement.

    Excess Cash Flow—with respect to any fiscal year of Borrowers, the amount equal to the sum of net income plus(a) depreciation, amortization and other non-cash charges deducted in determining net income minus the sum of (b) regularly scheduled payments of principal on Indebtedness for Money Borrowed, and (c) Capital Expenditures which are not financed for such fiscal year.

    GAAP—generally accepted accounting principles in the United States of America in effect from time to time.

    General Intangibles—all "general intangibles" as defined in the Code including, without limitation, all payment intangibles, all customer lists, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill, all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choices in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive for pledged Securities and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation, all tapes, cards, computer runs and other papers and documents whether now owned or hereafter created or acquired by Borrower.

    Guarantors—any Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.

    Guaranty Agreements—any continuing guaranty agreement and other guaranty in form and substance satisfactory to Agent, hereafter executed by any Guarantor.

    Henry Trust—Warner W. Henry Living Trust, dated December 4, 1982, Warner H. Henry, trustee.

    Huntington Park Property—has the meaning specified in subsection 8.2.9(v).

    Indebtedness—as applied to a Person means, without duplication:

      (i)  all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

      (ii) all obligations of other Persons which such Person has guaranteed;

      (iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

      (iv) Derivative Obligations; and

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      (v) in the case of Borrowers (without duplication), the Obligations.

    Indenture—that certain Indenture dated as of April 22, 1998 (as amended, supplemented, or otherwise modified from time to time between Henry and the Trustee.

    Insurance Policies—all insurance policies owned by Borrowers or to which Borrowers are a party.

    Intellectual Property—all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

    Intellectual Property Security Agreement—that certain Amended and Restated Intellectual Property Security Agreement which is to be executed on the Closing Date by each Borrower, in form and substance satisfactory to Agent.

    Intercompany Notes—has the meaning specified in Section 8.2.3 (ix) of the Agreement.

    Inventory Eligibility Requirements—such Inventory of Borrowers (other than packaging materials and supplies, tooling, samples and literature) which Agent, in its reasonable judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

      (i)  it is not raw materials which are readily marketable in their current form or it is not finished goods; or

      (ii) it is work-in-process; or

      (iii) it is not in good, new and saleable condition; or

      (iv) it is slow-moving, obsolete or unmerchantable; or

      (v) it does not meet all standards imposed by any applicable governmental agency or authority; or

      (vi) it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement; or

      (vii)  it is not at all times subject to Agent's duly perfected, first priority security interest and no other Lien except a Permitted Lien; or

      (viii) it is located outside the United States or it is located in Alabama; or

      (ix) it is not situated at a location in compliance with the Agreement, provided that Inventory situated at a domestic location not owned by Borrowers will be Eligible Inventory only if (a) Agent has received a satisfactory landlord's agreement or bailee letter, as applicable, with respect to such domestic location and (b) the Inventory located at such domestic location has a book value of $50,000.00 or more; or

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      (x) it is in transit unless it satisfies the requirements of Eligible In Transit Inventory; or

      (xi) it consists of goods returned or rejected by any Borrower's customers; or

      (xii)  it is used for demonstration purposes; or

      (xiii) it is damaged or reclaimed; or

      (xiv)  it is private label goods produced by Borrowers; or

      (xv)  it is lithographed pails devoid of product, or pre-printed cartridges; or

      (xvi)  it is in unlabeled pails or unlabeled containers, including but not limited to brite stock; or

      (xvii) it consists of goods consigned or on a bill-and-hold basis; or

      (xviii) it is not otherwise acceptable to Agent in its sole judgment.

    Kimberton Property—has the meaning specified in subsection 8.2.9(v).

    LC Amount—at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.

    LC Guaranty—any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by any Borrower of its reimbursement obligation under any letter of credit.

    LC Obligations—Any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.

    Legal Requirement—any requirement imposed upon Agent or any Lender by any law of the United States of America or the United Kingdom or by any regulation, order, interpretation, ruling or official directive (whether or not having the force of law) of the Federal Reserve Board, the Bank of England or any other board, central bank or governmental or administrative agency, institution or authority of the United States of America, the United Kingdom or any political subdivision of either thereof.

    Letter of Credit—any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of Borrowers.

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    LIBOR Capex A Portion—that portion of Capex Loan A specified in a LIBOR Request which is not less than $500,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of Capex Loan A not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Capex A Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

    LIBOR Capex B Portion—that portion of Capex Loan B specified in a LIBOR Request which is not less than $500,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of Capex Loan B not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Capex B Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

    LIBOR Capex C Portion—that portion of Capex Loan C specified in a LIBOR Request which is not less than $500,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of Capex Loan C not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Capex C Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

    LIBOR Capex Portion—a LIBOR Capex A Portion, a LIBOR Capex B Portion, and/or a LIBOR Capex C Portion.

    LIBOR Interest Payment Date—the first day of each calendar month during and immediately following the applicable LIBOR Period.

    LIBOR Option—the option granted pursuant to Section 2.3 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Loans or the Capex Loans based on a LIBOR Rate.

    LIBOR Period—any period of 1 month, 2 months, 3 months or 6 months commencing on a Business Day, selected as provided in subsection 2.3(i); provided, that (i) no LIBOR Period shall extend beyond the last day of the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the LIBOR Period in question; and (ii) with respect to any LIBOR Capex Portion, no applicable LIBOR Period shall extend beyond the scheduled installment payment date for such LIBOR Capex Portion. If any LIBOR Period so selected shall end on a date that is not a Business Day, such LIBOR Period shall instead end on the next preceding or succeeding Business Day as determined by Agent in accordance with the then current banking practice in London; provided, that Borrowers shall not be required to pay double interest, even though the preceding LIBOR Period ends and the new LIBOR Period begins on the same day. Each determination by Agent of the LIBOR Period shall, in the absence of manifest error, be conclusive.

    LIBOR Portion—a LIBOR Revolving Portion or a LIBOR Capex Portion.

    LIBOR Rate—with respect to any LIBOR Portion for the related LIBOR Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the product of (i) the Base LIBOR Rate (as hereinafter defined) multiplied by (ii) Statutory Reserves. For purposes of this definition, the term "Base LIBOR Rate" shall mean the rate (rounded upwards, if necessary, to the next higher 1/16 of 1%) at which deposits of U.S. dollars approximately equal in principal amount to the LIBOR Portion specified in the applicable LIBOR Request are offered to Agent or Agent's affiliate by prime banks in the London interbank foreign currency deposits market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period. Each determination by Agent of any LIBOR Rate shall, in the absence of manifest error, be conclusive.

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    LIBOR Request—a notice in writing from Borrowers to Agent requesting that interest on all or any portion of a Revolving Credit Loan or all or any portion of a Capex Loan be based on the LIBOR Rate, specifying: (i) the first day of the LIBOR Period; (ii) the length of the LIBOR Period consistent with the definition of that term; and (iii) the dollar amount of the LIBOR Revolving Portion or the LIBOR Capex Portion, consistent with the definitions of such terms.

    LIBOR Revolving Portion—that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which is not less than $1,000,000 and is an integral multiple of $100,000, which does not exceed the outstanding balance of Revolving Credit Loans not already subject to a LIBOR Option and, which, as of the date of the LIBOR Request specifying such LIBOR Revolving Portion, has met the conditions for basing interest on the LIBOR Rate in Section 2.3 of the Agreement and the LIBOR Period of which was commenced and not terminated.

    Lien—any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term "Lien" shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, Borrowers shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

  Life Insurance Policies—all the policies set forth on Exhibit 7.1.26.

    Loan Account—the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.

    Loan Commitment—with respect to any Lender, the amount of such Lender's Revolving Loan Commitment plus such Lender's Capex Loan A Commitment plus such Lender's Capex Loan B Commitment plus such Lender's Capex Loan C Commitment.

    Loan Documents—the Agreement, the Other Agreements and the Security Documents.

    Loans—all loans and advances of any kind made by Agent or any Lender pursuant to the Agreement.

    Majority Lenders—as of any date, Lenders holding 51% of the Capex Loans and Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrowers or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

    Material Adverse Effect—(i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrowers or any of their Subsidiaries, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, (iii) a material adverse effect on the value of the Collateral or Lenders' Lien, or (iv) the material impairment of the ability of Borrowers or any of their Subsidiaries to perform its obligations hereunder or under any Loan Document.

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    Money Borrowed—means, without duplication, (i) Indebtedness arising from the lending of money by any Person to Borrowers or any of their Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrowers or any of their Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of Borrowers or any of their Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrowers or any of their Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.

    Mortgages—All mortgages, deeds of trust, leasehold mortgages and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

    Multiemployer Plan—has the meaning set forth in Section 4001(a)(3) of ERISA.

    New Bank Credit Facility—has the meaning specified in the Recitals hereof.

    Note Payment Reserve—with respect to the period from October 16 through April 15, an amount equal to $1,000,000 on the 15th day of each of the months of December, January, February and March, and, with respect to the period from April 16 to October 15, an amount equal to $1,000,000 on the 15th day of each of the months of June, July, August and September of each year, prior to each Senior Note payment.

    Notes—the Revolving Notes and the Capex Notes.

    Obligations—all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from Borrowers to Agent, for its own benefit and the benefit of Lenders, from Borrowers to Lenders, or from Borrowers to Bank, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any Derivative Obligations owing to Agent, any Lender or Bank.

    Other Agreements—the Environmental Indemnity Agreement, all Borrowing Base Certificates, all Compliance Certificates, and any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any Subsidiary of any Borrower or any other third party and delivered to Agent in respect of the transactions contemplated by the Agreement.

    Original Lender—has the meaning specified in the Recitals hereof.

    Overadvance—the amount, if any, by which the outstanding principal amount of Revolving Credit Loans, plus the LC Amount, plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan, plus reserves established in accordance with this agreement, exceeds the Borrowing Base.

    Permitted Estate Planning Transfers—the collective reference to transfers of any of the Borrowers' common stock to a revocable trust or trusts for the grantor's estate planning purposes or which are made to or for the benefit of the families of Warner W. Henry, Frederick H. Muhs, and Joseph T. Mooney, Jr. or trusts or other entities exclusively benefiting such persons, provided that Warner W.

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Henry or the Henry Trust shall retain at least 51% of the Voting Stock of Borrowers and Warner W. Henry shall remain as the trustee of the Henry Trust.

    Permitted Liens—any Lien of a kind permitted pursuant to subsection 8.2.5 of the Agreement.

    Permitted Purchase Money Indebtedness—Purchase Money Indebtedness of Borrowers incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Purchase Money Indebtedness does not exceed $750,000 and Capitalized Lease Obligations of Borrowers at the time outstanding, does not exceed $100,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

    Person—an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

    Plan—an employee benefit plan now or hereafter maintained for employees of Borrowers or any of their Subsidiaries that is covered by Title IV of ERISA.

    Pledge Agreement—the Pledge Agreement which is to be executed on the Closing Date by Borrowers, in form and substance satisfactory to Agent.

    Prime Real Property—means each of the real property parcels at the following locations: (1) 320, 330, 343 Coldstream, Kimberton, Pennsylvania, (2) 729 Pike Springs Road, Kimberton Pennsylvania, (3) Corner of Pike Springs Road and Coldstream, (4) 2701 State Road 60, Bartow, Florida, (5) 4685 Finance Way, Kingman Arizona, (6) 11155 East 47th Avenue, Denver, Colorado, and (7) 430 Hudson River Road, Waterford, New York.

    Projections—Borrowers' forecasted Consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with the historical financial statements of Borrowers and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions and Borrower's forecasted Availability.

    Property—any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

    Purchase Money Indebtedness—means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

    Purchase Money Lien—a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

    Reportable Event—any of the events set forth in Section 4043(b) of ERISA.

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    Restricted Investment—any investment or any acquisition, whether made in cash or by delivery of Property to any Person, by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

      (i)
      investments by any Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of any Borrower (including the investment in Bakor) or intercompany loans in accordance with Section 8.2.3 (ix);

    (ii)
    loans and advances to officers and employees of a Borrower or its Subsidiary permitted under Section 8.2.2;

    (iii)
    Property to be used in the ordinary course of business;

    (iv)
    Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Subsidiaries;

    (v)
    investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one year from the date of acquisition thereof;

    (vi)
    investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation or maintained with Agent, any Lender or other financial institution with capital and surplus in excess of $100 million or as otherwise approved by Agent;

    (vii)
    investments in commercial paper rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.

    (viii)
    investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

    (ix)
    investments existing on the date hereof and listed on Exhibit 8.2.12 hereto; and

    (x)
    investments otherwise expressly permitted pursuant to the Agreement.

    Revolving Credit Loan—a Loan made by Lender pursuant to Section 1.1.1 of the Agreement.

    Revolving Credit Maximum Amount—$25,000,000.

    Revolving Loan Commitment—with respect to any Lender, the amount of such Lender's Revolving Loan Commitment as set forth below such Lender's name on the signature page hereof.

    Revolving Loan Percentage—with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Lenders' Revolving Loan Commitments.

    Revolving Notes—the Secured Promissory Notes to be executed by each Borrower on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.

    Security—all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

    Security Documents—the Guaranty Agreements, the Pledge Agreement, the Mortgages, the Intellectual Property Security Agreement, the Assignments of Life Insurance, all lockbox, blocked account and control agreements and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

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    Senior Notes—any and all 10% Senior Notes due 2008 to be issued from time to time under the Indenture.

    Solvent—as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts discounted based on the likelihood of their having to be paid), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

    Statutory Reserves—a fraction (expressed as a decimal) the numerator of which is the number one, and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority to which Lender is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System or any successor thereto). Such reserve percentages shall include, without limitation, those imposed under such Regulation D. LIBOR Portions shall be deemed to constitute Eurocurrency Liabilities and as such shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

    Subordinated Debt—Indebtedness of any Borrower or any Subsidiary of Borrower that is subordinated to the Obligations in a manner satisfactory to Agent, and contains terms, including without limitation, payment terms, satisfactory to Agent.

    Subsidiary—any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination; provided, however, that unless otherwise indicated, the term "Subsidiary" when used in connection with the Borrowers shall not include Bakor.

    Tax—in relation to any LIBOR Portion and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required by any Legal Requirement (i) to be paid by any Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by Borrowers to any Lender; provided, that the term "Tax" shall not include any taxes imposed upon the income of any Lender or franchise taxes.

    Term—has the meaning specified in Section 4.1 of the Agreement.

    Test Count Variance Reserve—an amount determined by Agent based upon any variance resulting from Agent's test count of Borrowers' Inventory.

    Total Credit Facility—$35,000,000, as reduced from time to time pursuant to the terms of the Agreement.

    Trustee—U.S. Trust Company of California, N.A. and its successors and assigns as Trustee under the Indenture.

    Unused Line Fee—has the meaning specified in Section 2.6.

    Voting Stock—Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

    Warranty Reserve—an amount equal to the average annual warranty expense for the past three years.

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  Waterford Property—has the meaning specified in Section 3.3.1.

    Other Terms.  All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the Code to the extent the same are used or defined therein.

    Certain Matters of Construction.  The terms "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

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LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.1	Form of Revolving Note
Exhibit 1.3A	Form of Capex Loan A Note
Exhibit 1.3B	Form of Capex Loan B Note
Exhibit 1.3C	Form of Capex Loan C Note
Exhibit 2.5	Letter of Credit and LC Guaranty Fees
Exhibit 6.1.1	Business Locations
Exhibit 7.1.1	Jurisdictions in which Borrower and each Subsidiary is Authorized to do Business
Exhibit 7.1.4	Capital Structure of Borrowers and each Subsidiary
Exhibit 7.1.5	Names
Exhibit 7.1.13	Surety Obligations
Exhibit 7.1.14	Tax Identification Numbers of Borrowers and Subsidiaries
Exhibit 7.1.15	Brokers' Fees
Exhibit 7.1.16	Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19	Contracts Restricting Right to Incur Debt
Exhibit 7.1.20	Litigation
Exhibit 7.1.22	Capitalized and Operating Leases
Exhibit 7.1.23	Pension Plans
Exhibit 7.1.24	Trade Relations
Exhibit 7.1.25	Labor Relations
Exhibit 7.1.26	Life Insurance Policies
Exhibit 7.1.28	Eligible Inventory Locations
Exhibit 7.1.29	Bank Accounts
Exhibit 8.1.3	Compliance Certificate
Exhibit 8.1.4	Form of Borrowing Base Certificate
Exhibit 8.2.3	Existing Indebtedness
Exhibit 8.2.4	Permitted Affiliate Transactions
Exhibit 8.2.5	Permitted Liens
Exhibit 8.2.9	Permitted Leases
Exhibit 8.2.12	Permitted Investments
Exhibit 9.1	Schedule of Closing Documents

EXHIBIT 1.1
FORM OF REVOLVING NOTE

EXHIBIT 1.3A
FORM OF CAPEX LOAN A NOTE

EXHIBIT 1.3B
FORM OF CAPEX LOAN B NOTE

EXHIBIT 1.3C
FORM OF CAPEX LOAN C NOTE

EXHIBIT 2.5

DOCUMENTARY LETTER OF CREDIT AND LC GUARANTY FEES

Issuance	$250 + 1/8% flat on face amount of l/c (overall minimum: $325)
Amendment	$85 (Note: An amendment to increase and/or extend the l/c will be treated as an issuance.) A maximum of six amendments will be allowed for each l/c.
Negotiation/Payment	1/8% flat (minimum: $125)
Non-Utilization/Cancellation Of Unused Credits	$150
Transfer/Assignment of L/C	0.25% flat (minimum: $250)
Shipping Guaranty/ Airway Release	$150
Wire Transfer	$35 per transfer
Mail/Domestic Courier	$15 per item up to one pound
SWIFT issuance/amendment	$50/$20
Plus any and all out-of-pocket expenses.

Please note that this fee schedule is subject to change from time to time.

EXHIBIT 6.1.1

BUSINESS LOCATIONS

1.
Borrower currently has the following business locations, and no others:

Chief Executive Office:

Other Locations:

2.
Borrower maintains its books and records relating to Accounts and General Intangibles at:

3.
Borrower has had no office, place of business or agent for process located in any county other than as set forth above, except:

4.
Each Subsidiary currently has the following business locations, and no others:

Chief Executive Office:

Other Locations:

5.
Each Subsidiary maintains its books and records relating to Accounts and General Intangibles at:

6.
Each Subsidiary has had no office, place of business or agent for process located in any county other than as set forth above, except:

7.
The following bailees, warehouseman, similar parties and consignees hold inventory of Borrower or one of its Subsidiaries:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

EXHIBIT 7.1.1

JURISDICTIONS IN WHICH BORROWER
AND EACH SUBSIDIARY
IS AUTHORIZED TO DO BUSINESS

Name of Entity	Jurisdictions

EXHIBIT 7.1.4

    CAPITAL STRUCTURE OF BORROWERS AND EACH SUBSIDIARY

1.
The class and the number of authorized and issued Securities of each Borrower and each of its Subsidiaries and the record owner of such Securities are as follows:

Henry:

Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized but Unissued

    Kimberton:

Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized but Unissued

Subsidiaries of Henry:

Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized but Unissued

Subsidiaries of Kimberton:

Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized but Unissued

2.
The number, nature and holder of all other outstanding Securities of each Borrower and each of its Subsidiaries are as follows:

3.
The correct name and jurisdiction of incorporation or organization of each Subsidiary of each Borrower and the percentage of its issued and outstanding Voting Stock owned by such Borrower are as follows:

Name	Jurisdiction of Incorporation/Organization	Percentage of Voting Stock Owned by Borrower

4.
The name of each Borrowers' and each of its Subsidiaries' corporate or joint venture Affiliates and the nature of the affiliation are as follows:

5.
The agreements or instruments binding upon the partners, members or shareholders of each Borrower or any of its Subsidiaries and relating to the ownership of its Securities, are as follows:

  EXHIBIT 7.1.5

  NAMES

1.
Borrowers' correct name, as registered with the applicable Secretary of State of the State of its incorporation or formation is:

2.
In the conduct of its business, Borrowers have used the following names:

3.
Each Subsidiary's correct name, as registered with the Secretary of State of the State of its incorporation or formation, is:

4.
In the conduct of its business, each Subsidiary has used the following names:

5.
Neither Borrower has been the surviving entity of a merger or consolidation nor has it acquired substantially all the assets of any person.

6.
No Subsidiary has been the surviving entity of a merger or consolidation nor has it acquired substantially all the assets of any person.

EXHIBIT 7.1.13

SURETY OBLIGATIONS

EXHIBIT 7.1.14

TAX IDENTIFICATION NUMBERS OF BORROWERS AND SUBSIDIARIES

Name	Number

EXHIBIT 7.1.15

BROKERS' FEES

EXHIBIT 7.1.16

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.
Borrowers' and their Subsidiaries' patents:

Patent	Owner	Status in Patent Office	Federal Registration Number	Registration Date

2.
Borrowers' and their Subsidiaries' trademarks:

Trademark	Owner	Status in Patent Office	Federal Registration Number	Registration Date

3.
Borrowers' and their Subsidiaries' copyrights:

Copyrights	Owner	Status in Copyright Office	Federal Registration Number	Registration Date

4.
Borrowers' and their Subsidiaries' licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Name of License	Nature of License	Licensor	Term of License

5.
Infringement Activities:

6.
Unregistered material trademarks, service marks and copyrights:

7.
Material license agreements that do not permit assignment or limit the use of license after default:

  EXHIBIT 7.1.19

  CONTRACTS RESTRICTING RIGHT TO INCUR DEBT

Contracts that restrict the right of any Borrower or any of its Subsidiaries to incur Indebtedness:

Title of Contract	Identity of Parties	Nature of Restriction	Term of Contract

EXHIBIT 7.1.20

LITIGATION

1.
Actions, suits, proceedings and investigations pending against any Borrower or any Subsidiary:

Title of Action	Nature of Action	Complaining Parties	Jurisdiction or Tribunal

2.
The only threatened actions, suits, proceedings or investigations of which any Borrower or any Subsidiary is aware are as follows:

  EXHIBIT 7.1.22

  CAPITALIZED AND OPERATING LEASES

Each Borrower and its Subsidiaries have the following capitalized and operating leases:

Lessee	Lessor	Term of Lease	Property Covered

EXHIBIT 7.1.23
PENSION PLANS

Each Borrower and its Subsidiaries have the following Plans:

Party	Type of Plan
Borrower

Subsidiaries

EXHIBIT 7.1.24
TRADE RELATIONS

EXHIBIT 7.1.25

LABOR RELATIONS

1.
Borrowers and their Subsidiaries are parties to the following collective bargaining agreements:

Type of Agreement	Parties	Term of Agreement

2.
Material grievances, disputes of controversies with employees of any Borrower or any of its Subsidiaries are as follows:

Parties Involved	Nature of Grievance, Dispute or Controversy

3.
Threatened strikes, work stoppages and asserted pending demands for collective bargaining with respect to any Borrower or any of its Subsidiaries are as follows:

Parties Involved	Nature of Matter

EXHIBIT 7.1.26

LIFE INSURANCE POLICIES

Name	Policy Number	Net Surrender Value	Policy Total
Executive Life Insurance Plan—07/01/92
Doose, J.	6032742	99
Gordinier, R.	6032751	214
Wahba, J.	6054678	49	361
Executive Life Insurance Plan—07/01/1993
Enright, J.	6075010-1	159	159
Executive Life Insurance Plan—07/01/1992
Gordinier, R.	6044614-1	181	181
Executive Life Insurance Plan—04/01/1995
Pasterick, G.	2201431	113
Pugh, N.	2201434	105
Reno, F.	2201433	94	312
Executive Life Insurance Plan—04/01/1999
Moffat, S.	1079030	43	43
Executive Life Insurance Plan—Quiggle — 11/01/1994
Quiggle, L.	1066593	58	58

[To be confirmed by Borrowers]

EXHIBIT 7.1.28

ELIGIBLE INVENTORY LOCATIONS

EXHIBIT 7.1.29

BANK ACCOUNTS

372912005	B of A—Henry Group of Companies
1464300101	B of A—Resin Technology Company
1459904210	B of A—World Asphalt Companies
372500887	B of A—Factory Payroll
3750793224	Nations Bank—Group Funding
3750793127	Nations Bank—Coatings Deposits
3750793130	Nations Bank—RTC Deposits
3750793143	Nations Bank—Sealants Deposits
3750793156	Nations Bank—Group Payroll
3751234931	Nations Bank—Monsey Deposits
3299962102	Nations Bank—Monsey Payroll
3299906695	Nations Bank—Disbursement Checking
[need to add Kimberton accounts]

EXHIBIT 8.1.3

COMPLIANCE CERTIFICATE
 [                              ]

    [                        ], [    ]

Fleet Capital Corporation, as Agent
15260 Ventura Boulevard
Suite 400
Sherman Oaks, California 91403

    The undersigned, the chief financial officer of Henry Company and Kimberton Enterprises, Inc. ("Borrowers"), gives this certificate to Fleet Capital Corporation, in its capacity as Agent ("Agent") in accordance with the requirements of subsection 8.1.3 of that certain Second Amended and Restated Financing and Security Agreement dated                        , 2001 among Borrowers, Agent and Lenders party thereto ("Financing Agreement"). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Financing Agreement.

1.
Based upon my review of the balance sheets and statements of income of each Borrower and its Subsidiaries for the monthly period ending                        ,      , copies of which are attached hereto, I hereby certify that:

(i)
Capital Expenditures during the period and for the fiscal year to date total $            and $            , respectively.

(ii)
Availability during the period was [$            ].

2.
No Default exists on the date hereof, other than:                        [if none, so state]; and

3.
No Event of Default exists on the date hereof, other than                        [if none, so state].

Very truly yours,

Chief Financial Officer

EXHIBIT 8.1.4

    FORM OF BORROWING BASE CERTIFICATE (Accounts Receivable)

Client:    HENRY COMPANY & KIMBERTON ENTERPRISES

Accounts Receivable Loan Number:    HE Foreign Receivables Loan Number:    HEN02

Dates Covered Accounts Receivable:        Dates Covered—Foreign Receivables:

	COLLATERAL
	HEN01				HEN02
	AR- Coatings	AR- Resin Tech	AR- Sealants	AR- Sub Total	Foreign Receivables

Beginning Balance				0.00
2. Sales (+)				0.00
3. Credit Memos (-)				0.00
4. Adjustment (+)				0.00
5. Adjustment (-)				0.00
6. Net Collections (-)				0.00
7. Discounts (-)				0.00
8. Overpayments (+)				0.00
Current Balance	0.00	0.00	0.00	0.00	0.00
Ineligible				0.00	0.00
Eligible Collateral (85%)	0.00	0.00	0.00	0.00	0.00
Less Reserve				0.00	0.00
Qualified A/R Collateral (Foreign Receivables capped at $750,000.00)	0.00	0.00	0.00	0.00	0.00
Qualified Inventory Collateral (from Inventory Borrowing Certificate—Capped at $10,000,000.00)					0.00
Eligible Life Insurance Policies @95%
Aggregate Cash Surrender Value = Less Letters of Credit					0.00
Total Qualified Collateral					0.00
LOAN

Beginning Balance
10. Cash (Checks/ACH) (-)	0.00
11. Cash (Wire) (-)
12. Adjustment (+/-)
13. Advance (+)
Current Balance	0.00
Remaining Availability	0.00

    The foregoing information is delivered to Fleet Capital Corporation in accordance with a Secured Amended and Restated Financing and Security Agreement (the "Financing Agreement") between Fleet Capital Corporation and HENRY COMPANY & KIMBERTON ENTERPRISES, INC., dated            . I hereby certify that the information contained herein is true and correct as of the dates shown herein. Nothing contained herein shall constitute a waiver, modification, or limitation of any of the terms or conditions set forth in the referenced Financing Agreement.

Approved by:	Prepared by:
Title:	Title:
Date:	Date:

FORM OF BORROWING BASE CERTIFICATE (Inventory)

Client: HENRY COMPANY & KIMBERTON ENTERPRISES	Report Date:
Assignment Number:	Dates Covered:
Advance Rate -	HEN05 - FG FINISHED GOODS 60%	HEN06-FG INTER COMPANY IN TRANSIT 60%	HEN07 - FG PRIVATE LABEL 60%	HEN08 RAW MATERIALS 45%

Beginning Balance
2. Inventory Additions (+)
4. Adjustment (+)
5. Adjustment (-)
6. Inventory Removal (-)
Current Balance	0.00	0.00	0.00	0.00
Ineligible
Eligible Collateral (60%)	0.00	0.00	0.00	0.00
Less Reserve
Qualified Collateral	0.00	0.00	0.00	0.00

    The foregoing information is delivered to Fleet Capital Corporation in accordance with a Secured Amended and Restated Financing and Security Agreement (the "Financing Agreement") between Fleet Capital Corporation and HENRY COMPANY & KIMBERTON ENTERPRISES, INC., dated            . I hereby certify that the information contained herein is true and correct as of the dates shown herein. Nothing contained herein shall constitute a waiver, modification, or limitation of any of the terms or conditions set forth in the referenced Financing Agreement.

Approved by:	Prepared by:
Title:	Title:
Date:	Date:

EXHIBIT 8.2.3

EXISTING INDEBTEDNESS

Borrower	Lender	Amount	Maturity

EXHIBIT 8.2.4

PERMITTED AFFILIATE TRANSACTIONS

EXHIBIT 8.2.5

PERMITTED LIENS

Secured Party	Nature of Lien

EXHIBIT 8.2.12

PERMITTED INVESTMENTS

EXHIBIT 9.1

    SCHEDULE OF CLOSING DOCUMENTS

    In addition to, and not in limitation of, the conditions described in Section 9 of the Agreement, pursuant to Section 9.1, the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

    A.  Appendices.  All exhibits, schedules and appendices to the Agreement, in form and substance satisfactory to Agent.

    B.  Revolving Notes and Capex Notes.  Duly executed originals of the Revolving Notes and Capex Notes for each applicable Lender, dated the Closing Date.

    C.  Security Interests and Code Filings.

    (a) Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Borrower (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral, and (ii) copies of Code search reports listing all effective financing statements that name any Borrower as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the obligations to Original Lender under the New Bank Credit Facility (all of which shall be amended on the Closing Date) or Permitted Liens.

    (b) Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Borrower with respect to each location, if any, at which Inventory may be consigned.

    (c) Control Letters from (i) all issuers of uncertificated securities and financial assets held by any Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of any Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Borrower.

    (d) Assignments of Life Insurance Policies duly executed by all issuers of Life Insurance Policies.

    D.  Assignment Agreement, Amended Statements.  Copies of a duly executed assignment agreement, in form and substance satisfactory to Agent, by and between all parties to the New Bank Credit Facility evidencing assignment of all right, title and interest in the New Bank Credit Facility to Lenders, together with (a) UCC-2/3 or other appropriate assignment and amendment statements, in form and substance satisfactory to Agent, manually signed by the Original Lender assigning all liens of Original Lender upon any of the personal property of each Borrower, (b) termination of all bank, agency agreements or other similar agreements or arrangements in favor of Original Lender, and (c) all executed originals of the New Bank Credit Facility loan documentation.

    E.  Intellectual Property Security Agreements.  Duly executed originals of the Intellectual Property Security Agreement dated the Closing Date and signed by each Borrower which owns any Intellectual Property, all in form and substance satisfactory to Agent, together with all instruments, documents and other agreements executed pursuant thereto.

    F.  Initial Borrowing Base Certificate.  Duly executed originals of an initial Borrowing Base Certificate from Borrowers, dated the Closing Date, reflecting information concerning Eligible Accounts and Eligible Inventory of Borrower as of a date not more than three (3) days prior to the Closing Date.

    G.  Initial Loan Request.  Duly executed originals of a request for a Revolving Credit Loan or Capex Loan, as the case may be, dated the Closing Date, with respect to the initial Revolving Credit Loan or Capex Loan to be requested by Borrower on the Closing Date.

    H.  Cash Management System, Blocked Account Agreements.  Evidence satisfactory to Agent that, as of the Closing Date, cash management systems complying with Section 6.2.4 and Section 9.10 of the Agreement have been established and are currently being maintained in the manner set forth in Section 6.2.4 and Section 9.10, together with copies of duly executed tri-party blocked account and lock box agreements, satisfactory to Agent, with the Bank as required by Section 6.2.4.

    I.  Charter and Good Standing.  For each Borrower, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized governmental authority.

    J.  Bylaws and Resolutions.  For each Borrower, (a) such Person's bylaws, together with all amendments thereto and (b) resolutions of such Person's Board of Directors and stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

    K.  Incumbency Certificates.  For each Borrower, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

    L.  Pledge Agreement.  Duly executed originals of each of the Pledge Agreement accompanied by (as applicable) (a) share certificates representing all of the outstanding Securities being pledged pursuant to such Pledge Agreement and stock powers for such share certificates executed in blank and (b) the original any intercompany notes and other instruments evidencing Indebtedness being pledged pursuant to such Pledge Agreement, duly endorsed in blank.

    M.  Accountants' Letters.  A letter from the Borrowers to their independent auditors authorizing the independent certified public accountants of the Borrowers to communicate with Agent and Lenders in accordance with Section 8.1.3, and a letter from such auditors acknowledging Lenders' reliance on the auditor's certification of past and future financial statements of Borrowers.

    N.  Officer's Certificate.  Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Borrowers, dated the Closing Date, stating that, since March 31, 2001 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) there has been no material adverse change in the industry in which Borrower operates; (c) no Litigation has been commenced which, if successful, could reasonably be expected to have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; (d) there have been no Restricted Investments made by any Borrower; (e) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of Borrower or any of its Subsidiaries; and (f) there shall not exist (on a pro forma basis after giving the effect to the Total Credit Facility) any default under any material indebtedness or agreement of Borrowers (including without limitation, the Senior Notes and Indenture) and any Subsidiary or Affiliate of Borrowers (including, without limitation, the Bakor Facility).

    O.  Waivers.  Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance satisfactory to Agent for each of the following locations:

420 H Street N.W. Auburn, WA
2900 Bristol Street, Suite #A-101 Costa Mesa, CA
10144 Waterman Road Elk Grove, CA
2911 Slauson Avenue Huntington Park, CA
2270 Castle Harbor Place Ontario, CA
2946 N.E. Columbia Boulevard Portland, OR

    P.  Mortgages.  Mortgages covering all of the following real Property (the "Mortgaged Properties") together with: (a) ALTA Lender's title insurance policies (with the exception of real Property located in Texas, which shall use the standard "Texas Mortgagee Policy"), for each parcel of Prime Real Property and certificates of occupancy, in each case satisfactory in form and substance to Agent, in its sole discretion; and (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Liens) on each mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law):

430 Hudson River Road Waterford, New York
320, 330, 343 Coldstream Road Kimberton, PA
729 Pike Springs Road Kimberton, PA
Corner of Pike Springs Road and Coldstream
4351 West Morris Indianapolis, IN
2651 Commerce Drive Rock Hill, SC
3802 Miller Park Drive Garland, TX
2701 State Road 60 West Bartow, FL
4685 Finance Way Kingman, AZ
1301 Herkimer Street Joliet, IL
11155 East 47th Avenue Denver, CO

    Q.  Leasehold Mortgages.  Leasehold Mortgages covering all of the following leased real Property:

420 H Street N.W. Auburn, WA
10144 Waterman Road Elk Grove, CA
2901 Slauson Avenue Huntington Park, CA
2909-2911 Slauson Avenue Huntington Park, CA
5731 Bickett Street Huntington Park, CA
2270 Castle Harbor Place Ontario, CA
2946 N.E. Columbia Boulevard Portland, OR

    R.  Subordination and Intercreditor Agreements.  Agent and Lenders shall have received any and all subordination and/or intercreditor agreements, all in form and substance reasonably satisfactory to

Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness of any Borrower.

    S.  Environmental Reports.  Agent shall have received Phase I Environmental Site Assessment Reports, consistent with American Society of Testing and Materials (ASTM) Standard E 1527-94, and applicable state requirements, on all of the real Property, dated no more than 6 months prior to the Closing Date, prepared by environmental engineers satisfactory to Agent, all in form and substance satisfactory to Agent, in its sole discretion; and Agent shall have further received such environmental review and audit reports, including Phase II reports, with respect to the real Property of any Borrower as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports. Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

    T.  Environmental Indemnity Agreement.  Duly executed originals of the Environmental Indemnity Agreement dated the Closing Date and signed by each Borrower, in form and substance satisfactory to Agent.

    U.  Appraisals.  Agent shall have received appraisals as to all Equipment and as to each parcel of real Property owned by each Borrower, each of which shall be in form and substance satisfactory to Agent.

    V.  Audited Financials; Financial Condition.  Agent shall have received Borrowers' final financial statements for its Fiscal Year ended December 31, 2001, audited by PriceWaterhouseCoopers and unaudited consolidated and consolidating financial statements for each monthly period ending 30 days prior to the Closing Date. Borrowers shall have provided Agent with its current operating statements, a consolidated and consolidating balance sheet and statement of cash flows, and Projections certified by its Chief Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of Borrower, based on such Projections, to the effect that (a) Borrowers will be Solvent upon the consummation of the transactions contemplated herein; (b) the Projections are based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrowers' good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (c) containing such other statements with respect to the solvency of Borrowers and matters related thereto as Agent shall request.

    W.  Other Documents.  Such other certificates, documents and agreements respecting any Borrower as Agent may, in its sole discretion, request.

QuickLinks

  EXHIBIT 10.1A
TABLE OF CONTENTS
SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT
SECTION 1. CREDIT FACILITY
SECTION 2. INTEREST, FEES AND CHARGES
SECTION 3. LOAN ADMINISTRATION.
SECTION 4. TERM AND TERMINATION
SECTION 5. SECURITY INTERESTS
SECTION 6. COLLATERAL ADMINISTRATION
SECTION 7. REPRESENTATIONS AND WARRANTIES
SECTION 8. COVENANTS AND CONTINUING AGREEMENTS
SECTION 9. CONDITIONS PRECEDENT
SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
SECTION 11. THE AGENT
SECTION 12. MISCELLANEOUS
APPENDIX A
LIST OF EXHIBITS AND SCHEDULES
EXHIBIT 1.1 FORM OF REVOLVING NOTE
EXHIBIT 1.3A FORM OF CAPEX LOAN A NOTE
EXHIBIT 1.3B FORM OF CAPEX LOAN B NOTE
EXHIBIT 1.3C FORM OF CAPEX LOAN C NOTE
EXHIBIT 7.1.1
EXHIBIT 7.1.4
EXHIBIT 7.1.13
EXHIBIT 7.1.14
EXHIBIT 7.1.15
EXHIBIT 8.1.4
FORM OF BORROWING BASE CERTIFICATE (Inventory)
EXHIBIT 8.2.3
EXHIBIT 8.2.4
EXHIBIT 8.2.5
EXHIBIT 8.2.12
EXHIBIT 9.1